Exhibit 10.2

EXECUTION COPY

CONFIRMATION

Date:	May 15, 2009

To:	Sealy Mattress Company
Sealy Drive
One Office Parkway
Trinity, North Carolina 27370

Sealy Corporation
Sealy Drive
One Office Parkway
Trinity, North Carolina 27370

From:	Sealy Holding LLC
9 West 57th Street, Suite 4200
New York, NY 10019

Dear Sir or Madam,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the convertible note forward transaction entered into between us on the Trade Date specified below (the “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

In this Confirmation, “Purchaser” means Sealy Holding LLC, the “Company” means Sealy Mattress Company, and “Parent” means Sealy Corporation.

1.             The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation.  In the event of any inconsistency between the 2002 Definitions and this Confirmation, this Confirmation will govern.  The Transaction shall be deemed a Share Forward Transaction for the purposes of the 2002 Definitions.

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “ISDA Form”), as published by the International Swaps and Derivatives Association, Inc., as if Purchaser, the Company and Parent had executed on the date hereof the ISDA Form (without any Schedule thereto but including a Credit Support Annex in the form of the 1994 ISDA Credit Support Annex (Bilateral Form) (ISDA Agreements Subject to New York Law Only) as published by ISDA that is deemed to have been entered into on the date hereof by the parties hereto and is modified and supplemented by this Confirmation (the “CSA”)).  All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified below.  This Confirmation, together with the Agreement, evidences a complete and binding agreement between you and us as to the terms of the Transaction and replaces any previous agreement between us with respect to the subject matter hereof.  The Transaction hereunder shall be the sole Transaction under the Agreement.

If there exists any ISDA Master Agreement among Purchaser, the Company and Parent or any confirmation or other agreement among Purchaser, the Company and Parent pursuant to which an ISDA Master Agreement is deemed to exist among Purchaser, the Company and Parent, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Purchaser, the Company and Parent are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.             The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Background:

The Company and Parent propose to offer and sell 8% Convertible Senior Secured Third Lien Notes due 2016 (the “Convertible Notes”) pursuant to a distribution of subscription rights (the “Rights”) by Parent to holders of its common stock, including Purchaser, to acquire from Parent $177,132,000 aggregate initial principal amount of Convertible Notes in a rights offering (the “Rights Offering”).

As set forth below, Purchaser will exercise all the Rights that are distributed to it in the Rights Offering, which Rights will cover $89,628,792 aggregate initial principal amount of the Convertible Notes and will oversubscribe for all the Convertible Notes that are not subscribed for upon the exercise of Rights distributed to other stockholders of Parent in the Rights Offering (the “Oversubscription”). As a result, the aggregate initial principal amount of Convertible Notes that are subject to the Oversubscription will be $87,503,208, and the aggregate initial principal amount of the Convertible Notes will be $177,132,000.  The subscription by Purchaser of the Convertible Notes pursuant to the Rights and the Oversubscription shall be effected by way of the Transaction under this Confirmation.

Simultaneously with the execution of this Confirmation, the Company is agreeing to sell $350,000,000 aggregate principal amount of its 10 7/8% Senior Secured Notes due 2016 (the “First Lien Notes”) and to enter into a $100,000,000 senior secured asset-based revolving credit facility (the “ABL”).

Purchaser has agreed, subject to the terms and conditions set forth or incorporated by reference in this Confirmation, to post cash collateral to secure its maximum purchase obligation with respect to the Convertible Notes under this Confirmation concurrently with the closing of the offering of the First Lien Notes and the ABL. The Company intends to use the proceeds of the offering of the First Lien Notes and the cash collateral from Purchaser to refinance its existing bank credit facility.

Trade Date:	May 15, 2009

Effective Date:

The closing date for the ABL and the sale of the First Lien Notes, subject to the satisfaction by the Company and Parent or the waiver by Buyer of the conditions set forth in Section 3 of this Confirmation.

Payment on Effective Date:	On the Effective Date, Sellers will also pay to Buyer the Forward Contract Payment.

Forward Contract Payment:	USD1,000,000

Sellers:	The Company and Parent

Buyer:

Purchaser

For the avoidance of doubt, for purposes of the Transaction, all references to “either party” or “other party” in the Agreement shall be deemed to refer to “any party” or “other parties,” respectively.

Note:

Each USD25 initial principal amount of the Convertible Notes to be issued by the Company and Parent in the aggregate initial principal amount of USD 177.132 million on the Settlement Date.

For purposes of the Transaction all references to “Share” or “Shares” (other than such terms in Section 12.6 of the 2002 Definitions) shall be deemed to refer to “Note” or “Notes”, respectively.

Underlying Shares:	The common stock, $0.01 par value per share, of Parent (the “Issuer”) (Symbol: “ZZ”).

Number of Notes:	7,085,280. For the avoidance of doubt, for purposes of the Transaction all references to the “Number of Shares” shall be deemed to refer to the “Number of Notes”.

Forward Price:	USD25

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Exchange:	For purposes of determining any Exchange Business Day or whether a Delisting has occurred, New York Stock Exchange. In all other cases, Not Applicable.

Related Exchanges:	Not Applicable

Calculation Agent:

Purchaser.  In connection with any calculations, adjustments or determinations made by the Calculation Agent, the Calculation Agent shall provide to the other parties a statement showing in reasonable detail, its calculations (including any quotations, market data or information from internal sources used in making such calculation), adjustments and determinations.

Settlement Terms:

Physical Settlement	Applicable

Settlement Currency:	USD

Settlement Date:

The third Exchange Business Day following the expiration of the Rights Offering, which is scheduled to be June 25, 2009, subject to the satisfaction by the Company and Parent or the waiver by Purchaser of the conditions set forth in Section 4 of this Confirmation.

Physical Settlement:

Notwithstanding Section 9.2(a) of the 2002 Definitions,  subject to Section 6(i) of this Confirmation, Buyer will pay to Sellers, by wire transfer to the account designated by Sellers, an amount (the “Settlement Amount”) equal to the Forward Price multiplied by the Number of Notes to be Delivered, and Sellers will deliver to Buyer the Number of Notes to be Delivered.

Number of Notes to be Delivered:	A number of Notes equal to (i) 7,085,280 minus (ii) the Number of Subscribed Notes.

Number of Subscribed Notes:	The number of Convertible Notes to be delivered by Sellers to persons other than Purchaser pursuant to the Rights Offering, as notified to Purchaser as set forth below.

Notice of Subscribed Notes:

As soon as practicable following the expiration of the Rights Offering, the Company or Parent shall promptly provide a written notice to Purchaser setting forth the Number of Subscribed Notes. Notwithstanding anything herein to the contrary, the Company or Parent shall provide the Notice of Subscribed Notes to Purchaser no later than the Exchange Business Day immediately prior to the Settlement Date.

Representation and Agreement:

Notwithstanding Section 9.11 of the 2002 Definitions, the parties acknowledge that any Notes or Underlying Shares delivered by the Company or Parent to Purchaser will be subject to compliance with transfer restrictions and limitations in accordance with applicable law arising from the Company’s or Parent’s status as issuer of the Notes and Parent’s status as issuer of the Underlying Shares under applicable securities laws and/or as a result of the fact that Purchaser is an “affiliate” (as defined under Rule 144 under the Securities Act) of Sellers.

Note Adjustments:

Potential Adjustment Event:	Not Applicable and will not result in any adjustment to the terms of the Transaction.

Extraordinary Events:

Consequences of Merger Events:	Not Applicable

Tender Offer:	Not Applicable

Nationalization	Not Applicable

Insolvency or Delisting:

Cancellation and Payment;  provided that in the case of a Delisting, notwithstanding anything to the contrary in the 2002 Definitions, the Transaction shall be terminated only upon a written notice from Purchaser designating a date on which Cancellation and Payment as specified below shall apply to the Transaction.

For purposes of Section 12.6 of the 2002 Definitions, all references to “Shares” shall be deemed to refer to “Underlying Shares”. In addition to the provisions of Section 12.6(a)(iii) of the 2002 Definitions, it will also constitute a Delisting if the Underlying Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market and the NASDAQ Global Market (or their respective successors); if the Underlying Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Cancellation and Payment

If Cancellation and Payment applies to the Transaction, notwithstanding anything to the contrary in the 2002 Definitions, the Transaction shall terminate on the date of an Extraordinary Event, an Early Termination Date or a date designated by a party, as applicable, without further liability of any party to the other parties under the Transaction and, if such termination occurs on or after the Effective Date, Sellers shall Transfer to Purchaser on such date all Posted Credit Support and the Interest Amount, if any, pursuant to paragraph 8(d) of the CSA.

Determining Party:	For all applicable Extraordinary Events, Not Applicable

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the 2002 Definitions is hereby amended by replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal interpretation;” further provided that Section 12.9(a)(ii)(Y) is hereby deleted.

Section 12.9(b)(i) of the 2002 Definitions is hereby replaced in its entirety as follows: “Upon the occurrence of “Change in Law” either party may elect to terminate the Transaction upon at least two Scheduled Trading Days’ notice to the other party specifying the date of such termination (or such lesser notice as may be required to comply with the Change in Law), in which event the Transaction will terminate on such date and Cancellation and Payment as specified in the Confirmation shall apply to the Transaction.”

Determining Party:	For all applicable Additional Disruption Events, Not Applicable

Non-Reliance:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.             Conditions to Effectiveness:  The occurrence of the Effective Date shall be subject to the following conditions:

(a)           the senior secured asset backed revolving credit agreement dated May 13, 2009 among Sealy Mattress Company, the Subsidiary Guarantors named therein, Sealy Mattress Corporation, Sealy Corporation, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, GE Capital Markets, Inc., as joint lead arranger and joint bookrunner, Citigroup Global Markets Inc., as joint lead arranger and joint bookrunner, General Electric Capital Corporation, as co-collateral agent, and other lenders from time to time parties thereto and the related security documents, intercreditor agreements and guarantees (collectively, the “ABL Agreements”) shall have been duly authorized, executed and delivered by, and shall constitute valid and binding agreements of, Sealy Mattress Company and the Guarantors named therein, and the terms of the ABL Agreements shall be reasonably satisfactory to Purchaser;

(b)           the First Lien Notes and the related indenture, security documents, intercreditor agreements and guarantees (collectively, the “First Lien Agreements”) shall have been duly authorized, executed and delivered by, and shall constitute valid and binding obligations of, Sealy Mattress Company and the Guarantors named therein, and the terms of the First Lien Agreements shall be reasonably satisfactory to Purchaser;

(c)           the guarantors of the ABL and the First Lien Notes (the “Guarantors”) shall have delivered the guarantees in the form set forth in Annex A guaranteeing Sellers’ obligations to Purchaser under this Confirmation;

(d)           the terms of the Convertible Notes and the related indenture (the “Indenture”), security documents, intercreditor agreement, registration rights agreement and guarantees (collectively, the “Convertible Notes Agreements”), as described in Annex B hereto, shall be satisfactory to Purchaser;

(e)           no stop order suspending the effectiveness of the registration statement on Form S-3 covering the registration of the Rights and Convertible Notes and such registration statement shall be in effect;

(f)            the prospectus supplement to be filed by the Company and Parent with the Securities and Exchange Commission (the “SEC”) describing the terms of the Rights Offering and the Convertible Notes (the “Prospectus Supplement”, together with the ABL Agreements, First Lien Agreements and Convertible Notes Agreements, the “Transaction Agreements”) shall be satisfactory to Purchaser;

(g)           all of the representations and warranties of the Company and Parent hereunder and under the Agreement shall be true and correct on the Effective Date;

(h)           the Company and Parent shall, on or prior to the Effective Date, have performed all of the obligations required to be performed by each of them hereunder and under the Agreement and have been in compliance with all of the covenants hereunder and under the Agreement;

(i)            Parent shall have obtained all New York Stock Exchange approvals required for the Transaction; and

(j)            the Company and Parent shall have delivered to Purchaser an opinion of counsel in form and substance reasonably satisfactory to Purchaser.

If the Effective Date shall not have occurred by June 5, 2009, the Transaction shall automatically terminate on such date and the parties shall have no further obligations in connection with the Transaction.

4.             Conditions to Settlement:  The occurrence of the Settlement Date and Purchaser’s payment obligation and Sellers’ payment and delivery obligations on the Settlement Date shall be subject to the following conditions, unless waived by Purchaser prior to the Settlement Date:

(a)           the representations and warranties of the Company and Parent set forth in Sections 5(b)(ii) to (vi) of this Confirmation and under the Agreement shall be true and correct on the Settlement Date; and

(b)           There has been no default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any indebtedness for money borrowed by the Company or any Restricted Subsidiary (as defined in the Indenture) or the payment of which is guaranteed by the Company or any Restricted Subsidiary, other than indebtedness owed to the Company or a Restricted Subsidiary, if both: (A) such default relates to an obligation other than the obligation to pay principal of any such indebtedness at its stated final maturity and results in the holder or holders of such indebtedness causing such indebtedness to become due prior to its stated maturity; and (B) the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding.

If the Settlement Date shall not have occurred by July 15, 2009, notwithstanding any provision of this Confirmation to the contrary, Purchaser shall designate a Settlement Date within ten days following July 15, 2009 to settle this Transaction; provided that if the settlement conditions set forth in this Section 4 shall not have been satisfied by such Settlement Date designated by Purchaser, the Transaction shall automatically terminate on such Settlement Date and Cancellation and Payment as specified above shall apply to the Transaction.

5.             Representations, Warranties and Covenants:

(a)           Each party to this Confirmation represents and warrants to the other parties that:

(i)            it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933, as amended (the “Securities Act”) and is entering into the Transaction hereunder as principal and not for the benefit of any third party; and

(ii)           it is an “eligible contract participant” as defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Confirmation and the Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.

(b)           Each of the Company and Parent represents and warrants to, and agrees with, Purchaser as of the date hereof that:

(i)            each of its filings under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(ii)           the Notes have been duly authorized and any Notes, when delivered in accordance with the terms of the Transaction and upon authentication by the trustee in accordance with the relevant indenture, will be validly executed, issued and delivered by, and constitute valid and binding obligations of, the Company and Parent;

(iii)          the Underlying Shares have been duly authorized and any Underlying Shares, when delivered in accordance with the terms of the Notes and the relevant indenture and upon delivery of a certificate therefor (or a certified copy of the share register showing the relevant share entry), will be validly issued, fully paid and nonassessable, and the delivery thereof will not be subject to any preemptive or similar rights.

(iv)          the Indenture has been duly authorized by the Company, Parent and each relevant guarantor and, on the Settlement Date, will be duly executed and delivered by the Company, Parent and each relevant guarantor and, assuming due authorization, execution and delivery thereof by the trustee and the collateral agent related to the Convertible Notes in accordance with the Indenture, will constitute a legally valid and binding instrument enforceable against the Company, Parent and each relevant guarantor in accordance with its terms (in each case subject, as to the enforcement of remedies, to the effects of (x) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other laws affecting creditors’ rights generally from time to time in effect, (y) general principles of equity (whether considered in a proceeding in equity or at law) and (z) an implied covenant of good faith and fair dealing (collectively, the “Enforceability Limitations”));

(v)           the guarantees related to the Convertible Notes have been duly authorized by each relevant guarantor and, when the Indenture is duly executed and delivered by all parties thereto, will be duly executed and delivered by each relevant guarantor and will constitute the legal, valid and binding obligations of each relevant guarantor, enforceable against each relevant guarantor in accordance with their terms and entitled to the benefits of the Indenture (subject to the Enforceability Limitations);

(vi)          a registration rights agreement providing for the resale of the Convertible Notes and any Underlying Shares by Purchaser has been duly authorized by the Company and Parent and, when validly executed and delivered by the parties thereto, will constitute the valid and binding obligations of the Company and Parent, enforceable against the Company and Parent in accordance with its terms (subject to the Enforceability Limitations);

(vii)         each of the Convertible Notes Agreements conforms in all material respects to the description thereof in the Prospectus Supplement, to the extent described therein;

(viii)        no consent, approval, authorization, registration or qualification with or filing with or order of any court or governmental agency or body having jurisdiction over Parent, the Company, Sealy Mattress Corporation or any of their subsidiaries is required in connection with the execution, delivery and performance of the Convertible Notes Agreements (including, without limitation, the issuance of the Convertible Notes), except such (A) as may be required under the blue sky laws of any jurisdiction in which the Convertible Notes are offered and sold in connection with the transactions contemplated by the Convertible Notes Agreements, (B) filings of financing statements under the Uniform Commercial Code as from time to time in effect in the relevant jurisdictions or the relevant personal property security legislation, each as from time to time in effect in the relevant jurisdictions; any mortgage filings in relevant jurisdictions; and any filings required by the United States Patent and Trademark Office or the United States Copyright Office or the applicable intellectual property legislation, rules or regulations in effect in the other relevant jurisdictions or (C) as shall have been obtained or made prior to the Settlement Date;

(ix)           none of the execution and delivery of the Convertible Notes Agreements, the issuance and sale of the Convertible Notes, the issuance of the relevant guarantees or the consummation of the Transaction herein or the transactions therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation of or default under (A) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which Parent, the Company or each relevant guarantor is a party or bound or to which its or their property is subject; or (B) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over Parent, the Company, or each relevant guarantor or any of its or their properties, other than in the cases of clauses (A) and (B), such breaches, violations or defaults that could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of Parent, the Company and each relevant guarantor, taken as a whole and after giving effect to the Transaction or the transactions contemplated in the Convertible Notes Agreements; or result in the violation of the charter, bylaws or any equivalent organizational document of Parent, the Company or each relevant guarantor;

(x)            it is not entering into this Confirmation to create actual or apparent trading activity in the Underlying Shares (or any security convertible into or exchangeable for Underlying Shares) or to raise or depress or otherwise manipulate the price of the Underlying Shares (or any security convertible into or exchangeable for Underlying Shares);

(xi)           it is entering into this Confirmation and the Transaction in good faith, not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and it has not entered into or altered any hedging transaction relating to the Underlying Shares corresponding to or offsetting the Transaction;

(xii)          it is not and, after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; and

(xiii)         it is eligible to conduct a primary offering of Notes on Form S-3, the offering contemplated by the Prospectus Supplement complies with Rule 415 under the Securities Act.

(c)           In connection with this Confirmation and the Transaction, each of the Company and Parent agrees that:

(i)          it shall not enter into or alter any hedging transaction relating to the Underlying Shares corresponding to or offsetting the Transaction;

(ii)         it shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default, a Potential Event of Default, a Termination Event in respect of which it is an Affected Party, an applicable Extraordinary Event or Additional Disruption Event, notify Purchaser within one Scheduled Trading Day of the occurrence of obtaining such knowledge;

(iii)        Parent shall print and file with the SEC the Prospectus Supplement, distribute the Prospectus Supplement to Parent’s stockholders of record as of the record date and thereafter promptly commence the Rights Offering on the following terms: (A) Parent shall distribute, at no charge, at the rate of one Right per Underlying Share that are owned by a holder of record of Underlying Shares as of the applicable record date, (B) 13 Rights shall entitle the holder thereof to purchase, at the election of such holder, one Note, (C) each holder who fully exercises its Rights will be entitled to subscribe for additional Notes that remain unsubscribed as a result of any unexercised Rights (“Unsubscribed Notes”), (D) if there are any Unsubscribed Notes, (x) holders of Rights (other than Purchaser) who have submitted over-subscription requests shall be allocated 49.4% of the aggregate principal amount of such Unsubscribed Notes or such lesser amount of aggregate Unsubscribed Notes as is set forth in the over-subscription requests of such holders, and (y) Purchaser shall be shall be allocated the balance of such Unsubscribed Notes, (E) each such Right shall be transferable, in whole or in part, until the close of business on the Exchange Business Day preceding the expiration date of the Rights Offering and (F) the Rights Offering shall remain open for 30 days, or such longer period as required by law or otherwise agreed by the parties;

(iv)        it shall not amend or supplement the Prospectus Supplement or amend any of the terms of the Convertible Notes Agreements, terminate the Rights Offering or waive any material condition to the closing of the Rights Offering, in each case, without the prior written consent of Purchaser.  Subject to the terms and conditions of the Rights Offering, it shall effect the closing of the Rights Offering as promptly as practicable following the expiration of the Rights Offering.  The closing of the Rights Offering shall occur at the time, in the manner and on the terms of the Rights Offering as set forth in Section 5(c)(iii) and in the Prospectus Supplement;

(v)         it shall not, and shall cause each of its subsidiaries not to, take any actions that would cause a Fundamental Change or Make-whole Fundamental Change (each as defined in the Indenture) to occur as if the Convertible Notes had been issued on the Effective Date; and

(vi)        if any event occurs that would require any adjustments to be made to the Conversion Price (as defined in the Indenture) as if the Convertible Notes had been issued on the Effective Date, it shall make such appropriate adjustment to the Conversion Price when the Convertible Notes are issued.

(d)           Purchaser represents and warrants to, and agrees with, the Company and Parent as of the date hereof that:

(i)          It is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Convertible Notes, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Convertible Notes; it is acquiring the Convertible Notes under his Confirmation for its own account in the ordinary course of its business, for investment only and not with a view to the distribution hereof within the meaning of the Securities Act; it has been furnished with, or has had access to, all materials relating to the business, finances and operations of Parent and its subsidiaries and materials relating to the offer and sale of the Convertible Notes which have been requested by it; it has been afforded the opportunity to ask questions of Parent and the Company; and it understands that its investment in the Convertible Notes and involves a significant degree of risk including a risk of total loss of its investment, and it is fully aware of and understands all the risk factors related to its purchase of the Convertible Notes;

(ii)         it shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default, a Potential Event of Default or a Termination Event in respect of which it is an Affected Party, notify Sellers within one Scheduled Trading Day of the occurrence of obtaining such knowledge;

(iii)        it shall not take any actions that would cause the Company or Parent to be in breach of the covenants set forth in Sections 5(c)(iii) to (vi) of this Confirmation or to fail to satisfy any of the conditions for settlement set forth in Section 4.

(e)           Purchaser will exercise all the Rights that are distributed to it in the Rights Offering, which Rights will cover $89,628,792 aggregate initial principal amount of the Convertible Notes, and will oversubscribe for all the Convertible Notes that are not subscribed for upon the exercise of Rights distributed to other stockholders of Parent in the Rights Offering, in each case by way of the subscription for such Convertible Notes pursuant to this Confirmation; and

(f)            Purchaser agrees that it will enter into a written consent approving the Transaction as the majority shareholder of Parent.

(g)           Each party hereby acknowledges that the terms of the Convertible Notes Agreements are satisfactory to such party on the date hereof.

6.             Credit Support Annex —Elections and Variables:

The CSA supplements, forms part of, and is subject to the Agreement.  This Section 6 shall constitute paragraph 13 of the CSA, and all references to paragraph 13 in the CSA shall be deemed to be references to this Section 6.

(a)           Security Interest for “Obligations”.  The term “Obligations” as used in the CSA includes no additional obligations with respect to any party.

(b)           Credit Support Obligations.

(i)            Delivery Amount, Return Amount and Credit Support Amount.

(A)          “Delivery Amount” has the meaning specified in Paragraph 3(a).

(B)           “Return Amount” has the meaning specified in Paragraph 3(b).

(C)           “Credit Support Amount” is the Independent Amount.

(ii)           Eligible Collateral. Cash is the only “Eligible Collateral” and the Valuation Percentage is 100%.

(iii)          Other Eligible Support. There shall be no “Other Eligible Support” for any party for purposes of the CSA, unless agreed in writing between the parties.

(iv)          Thresholds.

(A)          “Independent Amount” means, with respect to Sellers, USD 0.00, and, with respect to Purchaser, USD 177,132,000.

(B)           “Threshold” means, with respect to Sellers, infinity, and, with respect to Purchaser, USD 0.00.

(C)           “Minimum Transfer Amount” means, with respect to each party, USD 500,000.

(D)          Rounding. The Delivery Amount and the Return Amount will be rounded up and down to the nearest integral multiple of USD 10,000, respectively.

(c)           Valuation and Timing.

(i)            “Valuation Agent” means the Calculation Agent.

(ii)           “Valuation Date” for purposes of the CSA means the Local Business Day immediately preceding the Effective Date.

(iii)          “Valuation Time” means 10:00 AM EST.

(iv)          “Notification Time” means 5:00 PM EST on the Valuation Date.

(d)           Conditions Precedent and Secured Party’s Rights and Remedies.  No Termination Event shall be a Specified Condition.

(e)           Substitution.

                (i)            “Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

                (ii)           Consent.  Inapplicable.

(f)            Dispute Resolution. The provisions of Paragraph 5 of the CSA will not apply.

(g)           Holding and Using Posted Collateral.

(i)            Eligibility to Hold Posted Collateral; Custodians.  Posted Collateral may be held only in New York.  The Custodian for Sellers is Bank of New York Mellon Trust Company, N.A.  Posted Collateral shall at all times be held only through the Custodian in an account in the name of Purchaser, subject to a control agreement reasonably satisfactory to Sellers and Purchaser. Sellers may not appoint another Custodian without the consent of Purchaser.

(ii)           Use of Posted Collateral. The provisions of Paragraph 6(c) of the CSA will apply to Sellers.

(h)           Distributions and Interest Amount.

(i)            Interest Rate. The “Interest Rate” will be, with respect to Eligible Collateral in the form of Cash, for any day, the effective LIBOR rate for deposit in USD for a period of 1 months which appears on the Reuters Screen LIBOR01 Page (or such other page that may replace that page on that service or a successor service) as of 11:00 a.m., London time, on the second Local Business Day preceding the Effective Date plus a spread of 300 basis points.

(ii)           Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the last Local Business Day of each calendar month prior to September 1, 2009.  To the extent permitted by applicable law, interest on any Interest Amount not paid on the last Local Business Day of any calendar month after September 1, 2009 shall accrue at the Interest Rate, compounded on the last Local Business Day.

(iii)          Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply.

(i)            Final Returns. Notwithstanding Paragraph 8(d) of the CSA and the “Physical Settlement” above, Purchaser’s obligation to pay the Settlement Amount on the Settlement Date may be netted, at the Purchaser’s option, against Sellers’ obligation to Transfer to Purchaser all Posted Credit Support and the Interest Amount, if any.

(j)            Additional Representations. None.

(k)           Other Eligible Support and Other Posted Support.

(i)            “Value” shall have no meaning with respect to any party with respect to Other Eligible Support and Other Posted Support.

(ii)           “Transfer” shall have no meaning with respect to any party with respect to Other Eligible Support and Other Posted Support.

(l)            Demands and Notices. All demands, specifications and notices under the CSA will be made as provided in the Agreement.

(m)          Addresses for Transfers.

To Purchaser:                       Purchaser to advise.

To Sellers:                             Sellers to advise.

(n)           Other Provisions. Agreement as to Single Secured Party and Pledgor. The parties agree that (a) the term “Secured Party” as used in the CSA means only Sellers, (b) the term “Pledgor” as used in the CSA means only Purchaser, (c) only Purchaser makes the pledge and grant in Paragraph 2, the acknowledgment in the final sentence of Paragraph 8(a) of the CSA and the representations in Paragraph 9 of the CSA and (d) only Purchaser will be required to make Transfers of Eligible Credit Support pursuant to paragraph 3(a) of the CSA.

7.             Miscellaneous:

                (a)           Early Termination.  Notwithstanding anything to the contrary in the Agreement, if an Early Termination Date has been designated with respect to the Transaction pursuant to Section 6 of the Agreement, then, in lieu of Sections 6(c)(ii), 6(d) and 6(e) of the Agreement, Cancellation and Payment as specified above shall apply to the Transaction as of such Early Termination Date.  For purposes of this Confirmation, “Termination Currency” means United States Dollars.  Notwithstanding anything to the contrary in the Agreement, following the Effective Date, the only Events of Default will be those specified in Section 5(a)(vii) of the Agreement with respect to Parent or the Company and the only Termination Events will be those specified in Section 5(b)(i) of the Agreement .

(b)           Termination.  Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, upon the occurrence of an event of the type described in paragraph (vii) of Section 5(a) of the Agreement with respect to Parent or the Company, the Transaction shall automatically terminate on the date thereof without further liability of any party to this Confirmation to the other parties under the Transaction and, if such termination occurs on or after the Effective Date, Sellers shall Transfer to Purchaser on such date all Posted Credit Support and the Interest Amount, if any, pursuant to paragraph 8(d) of the CSA.

(c)           Assignment.  The rights and duties under this Confirmation may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld; provided that Purchaser may assign or transfer any of its rights or duties hereunder to an affiliate of Purchaser whose obligations under the Transaction are guaranteed by Purchaser, subject to the conditions that (i) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such assignment or transfer and (ii) the Company or Parent will not be subject to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position as a result of such assignment or transfer.

(d)           Indemnification.  Each of the Company and Parent, jointly and severally, (collectively, the “Indemnifying Parties” and individually, the “Indemnifying Party”) agrees to indemnify and hold harmless Purchaser, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (Purchaser and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject, under the Securities Act or otherwise, relating to or arising out of the Transaction. Neither Indemnifying Parties will be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Purchaser’s willful misconduct, gross negligence or bad faith in performing the services that are subject of the Transaction.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then the Indemnifying Parties shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  In addition, the Indemnifying Parties will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to the Indemnifying Parties) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of an Indemnifying Party.  The Indemnifying Parties also agree that no Indemnified Party shall have any liability to either Indemnifying Party or any person asserting claims on behalf of or in right of an Indemnifying Party in connection with or as a result of any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by an Indemnifying Party result from the gross negligence, willful misconduct or bad faith of the Indemnified Party.  The provisions of this Section 7(d) shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and/or delegation of the Transaction made pursuant to the Agreement or this Confirmation shall inure to the benefit of any permitted assignee of Purchaser.

(e)           Severability; Illegality.  If compliance by any party with any provision of the Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(f)            Waiver of Trial by Jury.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.

(g)           Governing Law; Submission to Jurisdiction.  THE AGREEMENT AND THIS CONFIRMATION AND ALL DISPUTES ARISING THEREFROM AND  RELATED THERETO WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE).  EACH PARTY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF U.S. FEDERAL AND NEW YORK STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY IN CONNECTION WITH ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THE AGREEMENT AND THIS CONFIRMATION.

(h)           Third Party Rights.  This Confirmation is not intended and shall not be construed to create any rights in any person other than the Company, Parent, Purchaser and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder.  Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.  All the covenants and agreements herein contained by or on behalf of the Company, Parent and Purchaser shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.

(i)            Waiver of Rights.  Any provision of this Confirmation may be waived if, and only if, such waiver is in writing and signed by the party or parties against whom the waiver is to be effective.

(j)            10b5-1.  The parties intend for any settlement hereof to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the Exchange Act and this Confirmation to constitute a binding contract or instruction satisfying the requirements of such 10b5-1(c) and to be interpreted to comply with the requirements of such Rule 10b5-1(c).

(k)           Securities Contract; Swap Agreement.  Purchaser hereto intends itself to be a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the Bankruptcy Code (the “Bankruptcy Code”).  The parties hereto further agree and acknowledge that they intend for (A) this Confirmation to be (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code or a “margin payment” within the meaning of Section 741(5) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Purchaser is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code. The provisions set forth in this paragraph are intended by the parties to apply solely to the Share Forward Transaction as evidenced by this Confirmation and not to any other contractual arrangement referred to herein or in any other agreement or instrument that the parties may separately enter into from time to time, including without limitation the ABL, the First Lien Notes and the Convertible Notes.

8.             Addresses for Notice:

If to Purchaser:	Sealy Holding LLC
9 West 57th Street, Suite 4200
New York, NY 10019
Attn: General Counsel
Facsimile No.: (212) 750-0003

With a copy to:	Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
Attn: General Counsel
Facsimile No.: (212) 750-0003

If to the Company:	Sealy Mattress Company
Sealy Drive
One Office Parkway
Trinity, North Carolina 27370
Attn: General Counsel
Telephone: (336) 861-3500

Facsimile No.: (336) 861-3786

If to Parent:	Sealy Corporation
Sealy Drive
One Office Parkway
Trinity, North Carolina 27370
Attn: General Counsel
Telephone: (336) 861-3500

Facsimile No.: (336) 861-3786

9.             Accounts for Payment:

To Purchaser:                       Purchaser to advise.

To Sellers:                             Sellers to advise.

10.          Delivery Instructions:

Unless otherwise directed in writing, any Note to be delivered hereunder shall be delivered as follows:

To Purchaser:                       Purchaser to advise.

To Sellers:                             Sellers to advise.

Yours sincerely,

SEALY HOLDING LLC

		By:	/s/ Bill Janetschek
Name: Bill Janetschek
Title: Authorized Signatory

Confirmed as of the
date first above written:

SEALY MATTRESS COMPANY

By:	/s/ Kenneth L. Walker
Name: Kenneth L. Walker
Title: Senior Vice President
General Counsel & Secretary

SEALY CORPORATION

By:	/s/ Kenneth L. Walker
Name: Kenneth L. Walker
Title: Senior Vice President
General Counsel & Secretary

Annex A

GUARANTEE

GUARANTEE dated as of [     ], 2009 by Sealy Mattress Corporation (“Holdings”) and each entity listed on the signature pages hereof under the caption “Subsidiary Guarantors” (collectively, the “Subsidiary Guarantors”; and Holdings and Subsidiary Guarantor, collectively, the “Guarantors” and, individually, a “Guarantor”) for the benefit of SEALY HOLDING LLC (with its successors and assigns, the “Beneficiary”).

WHEREAS, Holdings is the parent of Sealy Mattress Company (the “Company”) and the subsidiary of Sealy Corporation (the “Parent”, together with the Company, the “Obligors”) and each other Guarantor (other than the Holdings) is a direct or indirect subsidiary of the Obligors; and

WHEREAS, the Obligors have entered into a Confirmation with the Beneficiary dated May 15, 2009 (the “Agreement”);

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor agrees as follows:

1.             Guarantees.  Each Guarantor unconditionally guarantees the full and punctual payment of each obligation owing by the Obligors to the Beneficiary under the Agreement (collectively, the “Obligations”).  If the Obligors fail to pay any Obligation punctually when due, each Guarantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in the Agreement.

2.             Guarantees Unconditional.  The obligations of each Guarantor under this Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)      any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Obligors, any other Guarantor or any other person under the Agreement, by operation of law or otherwise;

(ii)     any modification or amendment of or supplement to the Agreement;

(iii)    any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Obligors, any other Guarantor or any other person under the Agreement;

(iv)    any change in the corporate existence, structure or ownership of the Obligors, any other Guarantor or any other person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Obligors, any other Guarantor or any other person or any of their assets or any resulting release or discharge of any obligation of the Obligors, any other Guarantor or any other person under the Agreement;

(v)     the existence of any claim, set-off or other right that such Guarantor may have at any time against the Obligors, any other Guarantor or any other person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)    any invalidity or unenforceability relating to or against the Obligors, any other Guarantor or any other person for any reason of the Agreement, or any provision of applicable law or regulation purporting to prohibit the payment of any amounts payable pursuant to the Agreement; or

(vii)   any other act or omission to act or delay of any kind by the Obligors, any other Guarantor or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.

3.             Discharge Only Upon Payment in Full; Reinstatement In Certain Circumstances.  Each Guarantor’s obligations hereunder shall remain in full force and effect until all Obligations shall have been paid in full.  If at any time any payment of any Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Obligors, any other Guarantor or otherwise, such Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

4.             Waiver by Guarantors.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against the Obligors, any other Guarantor or any other person.

5.             Subrogation.  A Guarantor that makes a payment with respect to a Obligation hereunder shall be subrogated to the rights of the payee against the Obligors with respect to such payment; provided that no Guarantor shall enforce any payment by way of subrogation so long as any Obligation remains unpaid.

6.             Stay of Acceleration.  If acceleration of the time for payment of any Obligation by the Obligors are stayed by reason of the insolvency or receivership of the Obligors or otherwise, all Obligations otherwise subject to acceleration under the terms of the Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Beneficiary.

                7.             Right of Set-Off.  If any Obligation is not paid promptly when due, the Beneficiary and its respective affiliates are authorized, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Beneficiary or affiliate to or for the credit or the account of any Guarantor against the obligations of such Guarantor under this Guarantee, irrespective of whether or not the Beneficiary shall have made any demand thereunder and although such obligations may be unmatured. The rights of the Beneficiary under this subsection are in addition to all other rights and remedies (including other rights of set-off) that the Beneficiary may have.

8.             Continuing Guarantee.  This Guarantee is a continuing guarantee, shall be binding on the relevant Guarantor and its successors and assigns, and shall be enforceable by the Beneficiary.  If all or part of the Beneficiary’s interest in any Obligation is assigned or otherwise transferred, the transferor’s rights under each Guarantee, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

9.             Limitation on Obligations of Subsidiary Guarantor.  The obligations of each Subsidiary Guarantor under the Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render such guarantee subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.

10.           Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by telecopy, as follows:  (i) if to any Guarantor, to it at [address], Attention of [name], Telecopy No. [number] and (ii) if to the Beneficiary, to it at [address], Attention of [name], Telecopy no. [number].  Each party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other party.  All notices and other communications given in accordance with the provisions of this Guarantee will be deemed to have been given on the date of receipt.

11.           No Waiver.  No failure or delay by the Beneficiary in exercising any right, power or privilege under this Guarantee or the Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.           Amendments and Waivers.  Any provision of this Guarantee may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Beneficiary and each Guarantor.

13.           Successors and Assigns.  This Guarantee shall be binding upon each Guarantor and its successors and assigns, for the benefit of the Beneficiary and its successors and assigns, except that no Guarantor may transfer or assign any or all of its rights or obligations hereunder without the prior written consent of the Beneficiary.

14.           Governing Law; Jurisdiction.  This Guarantee shall be construed in accordance with and governed by the law of the State of New York.

Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in New York State court or, to the extent permitted by law, in such Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guarantee shall affect any right that the Beneficiary may otherwise have to bring any action or proceeding relating to this Guarantee against such Guarantor or its properties in the courts of any jurisdiction.

Each Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any court referred to in subsection (b) of this Section.  Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

15.           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE.

[HOLDINGS]

By:
Name:
Title:

“SUBSIDIARY GUARANTORS”

[LIST EACH SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Agreed to and accepted by:

SEALY HOLDINGS LLC

By:
Name:
Title:

Annex B

DESCRIPTION OF CONVERTIBLE NOTES

General

The Convertible Notes offered hereby will be issued under an indenture (the “Indenture”), dated as of                         , 2009, among the Company and Parent, as Co-Issuers, all of the Company’s direct and indirect wholly-owned Domestic Subsidiaries existing on the Issue Date, as Subsidiary Guarantors (the “Subsidiary Guarantors”) and Holdings (together with the Subsidiary Guarantors, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).  The Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act” or “TIA”).  The terms of the Convertible Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following is a summary of the material terms and provisions of the Convertible Notes, the Indenture, the Security Documents and the Intercreditor Agreement.  The following summary does not purport to be a complete description of the Convertible Notes or such agreements and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture, Security Documents and Intercreditor Agreement.  Copies of such documents have been filed as exhibits to the registration statement of which this prospectus supplement forms a part.  Copies may also be obtained from us upon request.

You can find definitions of certain terms used in this description under the heading “—Certain Definitions.” For purposes of this summary,

•                  the term “Co-Issuers” refers to the Company and Parent, as co-issuers of the Convertible Notes, and not to any of their respective Subsidiaries or parent companies,

•                  the terms “Company,” “we,” “our” and “us” each refers only to Sealy Mattress Company, and not to any of its Subsidiaries or parent companies,

•                  the term “Parent” refers only to Sealy Corporation, and not to any of its Subsidiaries or parent companies,

•                  the term “Holdings” refers only to Sealy Mattress Corporation, and not to any of its Subsidiaries or parent companies,

•                  the term “Guarantor” refers to Holdings and each Restricted Subsidiary that guarantees the Convertible Notes, so long as it guarantees the Convertible Notes, and

•                  the term “Common Stock” refers to the common stock of Parent.

Brief Description of the Convertible Notes and the Guarantees

The Convertible Notes will be:

•                  general senior obligations of the Company and Parent;

•                  convertible into shares of Common Stock (plus cash in lieu of fractional shares), as described under “—Conversion Rights” below;

•                  pari passu in right of payment with any existing and future Senior Indebtedness of the Company and Parent;

•                  secured on a third-priority lien basis by the Collateral, subject to certain Liens permitted under the Indenture;

•                  senior in right of payment to any existing or future Subordinated Indebtedness of the Company and Parent, including the Senior Subordinated Notes;

•                  effectively senior to any unsecured Indebtedness of the Company and Parent to the extent of the value of the Collateral remaining after the payment of indebtedness benefiting from prior liens;

•                  structurally subordinated to all liabilities and preferred stock of Subsidiaries of the Company that are not Subsidiary Guarantors; and

•                  effectively subordinated to obligations of the Company and Parent that are secured by Liens on the Collateral that are senior to or prior to the Liens securing the Convertible Notes, including obligations under the First Lien Notes and the Credit Agreement, in each case, to the extent of the value of the Collateral securing such senior or prior liens; and

•                  guaranteed on a senior secured basis (with the Lien priorities described below) by each Guarantor.

As of the Issue Date, the Convertible Notes will be guaranteed by Holdings and all direct and indirect Wholly-Owned Subsidiaries of the Company (other than Unrestricted Subsidiaries and Foreign Subsidiaries).

Each Guarantee will be:

•                  a senior obligation of the Guarantor;

•                  pari passu in right of payment with any existing and future Senior Indebtedness of the Guarantor;

•                  secured on a third-priority basis by the Collateral owned by such Guarantor, subject to certain liens permitted under the Indenture;

•                  senior in right of payment to any existing or future Subordinated Indebtedness of such Guarantor, including the Senior Subordinated Notes;

•                  effectively senior to any unsecured Indebtedness of such Guarantor to the extent of the value of the Collateral owned by such Guarantor remaining after the payment of indebtedness benefiting from prior liens;

•                  structurally subordinated to all liabilities and preferred stock of any Subsidiaries of such Guarantor that are not Subsidiary Guarantors; and

•                  effectively subordinated to Indebtedness of such Guarantor that is secured by Liens on the Collateral that are senior to or prior to the Liens securing such Guarantee, including guarantees of the First Lien Notes and the Credit Agreement, in each case, to the extent of the value of the Collateral owned by such Guarantor securing such senior or prior liens.

As of the date of the Indenture, all of the Company’s subsidiaries will be “Restricted Subsidiaries.” However, none of the Company’s Foreign Subsidiaries will guarantee the Convertible Notes.  Under certain circumstances, the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries” under the First Lien Notes Indenture.  Any of the Company’s Subsidiaries so designated will automatically become Unrestricted Subsidiaries under the Indenture.  the Company’s Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture and will not guarantee the Convertible Notes.

Principal, Maturity and Interest

The Convertible Notes are limited to an initial aggregate principal amount of $177,132,000 and will mature on July 15, 2016.  The Co-Issuers may issue additional convertible notes under the Indenture (collectively with any

Management Notes, the “Additional Convertible Notes”) from time to time after this offering with the same terms and with the same CUSIP number as the Convertible Notes offered hereby; provided that such Additional Convertible Notes must be part of the same issue as the Convertible Notes offered hereby for federal income tax purposes.  In addition, any offering of Additional Convertible Notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants —Liens.”  The Convertible Notes offered hereby and any Additional Convertible Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, the Security Documents and the Intercreditor Agreement.  Unless the context requires otherwise, references to “Convertible Notes” for all purposes of the Indenture and this “Description of Convertible Notes” includes any Additional Convertible Notes that are actually issued.  The Convertible Notes will be issued in minimum denominations of $25.00 initial principal amount and any integral multiple thereof.

Interest on the Convertible Notes will accrue at the rate of 8.00% per annum and will compound on a semi-annual basis on January 15 and July 15, whether or not any such date is a business day (each, an “interest payment date”), commencing on July 15, 2009.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.  The Co-Issuers will not pay interest in cash on an interest payment date, but instead the principal amount of the Convertible Notes will be increased as of such interest payment date by an accretion amount equal to the interest payable for the interest period ending immediately prior to such interest payment date.  The amount of interest payable for each interest period will be calculated on the basis of the accreted principal amount as of the first day of such interest period.  An “interest period” is the period from and including an interest payment date (or in the case of the first interest period, from and including the issue date) to but excluding the immediately succeeding interest payment date.  In the event of an acceleration, conversion or purchase of a Convertible Note by us at the option of the holder upon the occurrence of a fundamental change, interest will cease to accrue on such Convertible Note under the terms of and subject to the conditions of the Indenture.  If a fundamental change repurchase date (as defined below) or an accelerated maturity date occurs on a day that is not an interest payment date, we will pay the interest accrued on the Convertible Notes from and including the immediately preceding interest payment date to, but excluding, such fundamental change repurchase date or maturity date in cash.

Listing

The Co-Issuers intend to seek listing of the Convertible Notes for trading on the New York Stock Exchange upon initial issuance of the Convertible Notes, subject to satisfaction of applicable listing requirements.

Payments

Principal and interest on the Convertible Notes is payable and Convertible Notes may be presented for conversion, registration of transfer or exchange at the office or agency of the Co-Issuers maintained for such purpose within the City and State of New York; provided that any payments of principal and interest with respect to Convertible Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof.  Until otherwise designated by the Co-Issuers, their office or agency in New York will be the office of the trustee maintained for such purpose.

Ranking

The Indebtedness evidenced by the Convertible Notes and the Guarantees will be senior Indebtedness of the Co-Issuers and the Guarantors, as the case may be, will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Co-Issuers and the Guarantors, as the case may be.  Indebtedness under the First Lien Notes, the Credit Agreement, the Convertible Notes, any Management Notes and all related guarantees will be secured by the Collateral.  The First Lien Notes will have first-priority with respect to the Notes Collateral and will be second-priority with respect to the ABL Collateral.  Any Other First Lien Note Obligations (collectively with obligations under the First Lien Notes, the “First Lien Note Obligations”) incurred after the Issue Date will share in the Notes Collateral equally and ratably with the First Lien Notes and may also share in the ABL Collateral equally and ratably with the First Lien Notes.  The Indebtedness under the Credit Agreement and any other Lenders Debt (collectively, the “ABL Obligations” and, together with the First Lien Note Obligations, the “Prior Secured Obligations”) incurred in the future will have first priority with respect to the ABL Collateral and will be second-priority with respect to the Notes Collateral.  The Convertible Notes (including the Guarantees thereof) will have a third-priority Lien on all of the Collateral.  Any future Third Lien Indebtedness (collectively with obligations under the Convertible Notes, including the Guarantees thereof, the “Third Lien Obligations”) may also share some or all of the Collateral equally and ratably with the Convertible Notes.  Such security interests and related intercreditor provisions are described under “—Security for the Convertible Notes.” The Indebtedness evidenced by the Convertible Notes and the Guarantees will be senior in right of payment to all existing and future Subordinated Indebtedness of the Co-Issuers and the Guarantors, as the case may be, including the Senior Subordinated Notes.

As of March 1, 2009, on an as adjusted basis after giving effect to the Refinancing, the Company would have had $415.6 million aggregate principal amount of Senior Indebtedness (excluding the Convertible Notes and the Guarantees) outstanding (excluding unused commitments) and Parent would not have any Senior Indebtedness (excluding the Convertible Notes) outstanding.  All of the operations of the Company are conducted through its Subsidiaries.  Unless the Subsidiary is a Guarantor, claims of creditors on such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including the Holders of the Convertible Notes.  The Convertible Notes, therefore, will be structurally subordinated to holders of Indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company that are not Guarantors.

Although the Indenture will limit the incurrence of Indebtedness by certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications.  See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Although the Indenture will contain limitations on the amount of additional Third Lien Indebtedness and additional priority-secured Indebtedness that the Company and its Restricted Subsidiaries may incur, under certain circumstances the amount of such additional Third Lien Indebtedness and priority-secured Indebtedness could be substantial.  See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.”

Guarantees

The Co-Issuers’ obligations under the Convertible Notes, the Indenture, the Security Documents and the Intercreditor Agreement will be jointly and severally guaranteed on a senior secured basis (the “Guarantees”) by Holdings and each Subsidiary Guarantor.  Not all of our Subsidiaries will guarantee the Convertible Notes.  Unrestricted Subsidiaries, Subsidiaries that are not Wholly-Owned Subsidiaries and Foreign Subsidiaries will not be Guarantors.  As of the Issue Date, we do not have any Domestic Subsidiaries that are not Wholly-Owned Subsidiaries.  In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, these non-Guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us or any of the Subsidiary Guarantors.  For the year ended November 30, 2008 and for the three months ended March 1, 2009, our non-Guarantor Subsidiaries represented approximately 21.7% and 10.7% of our net sales, 29.1% and 23.7% of our operating earnings and 8.9% and 11.5% of our Adjusted EBITDA, respectively.  In addition, as of March 1, 2009, our non-Guarantor Subsidiaries held approximately 12.2% of our consolidated assets and had approximately $96.3 million of liabilities (including trade payables), to which the Convertible Notes and Guarantees would have been structurally subordinated.  Any of our Subsidiaries that are non-Guarantor Subsidiaries will not be permitted to guarantee the Prior Secured Obligations.

As of the date of the Indenture, all of the Company’s Subsidiaries will be “Restricted Subsidiaries.”  However, under certain circumstances, the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries” under the First Lien Notes Indenture.  Any of the Company’s Subsidiaries so designated will automatically become Unrestricted Subsidiaries under the Indenture.  The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be:

•                  an Unrestricted Subsidiary will not be subject to the restrictive covenants in the Indenture;

•                  a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Guarantee; and

•                  the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Company and its Restricted Subsidiaries for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

The obligations of each Guarantor under its Guarantee will be limited to the maximum amount as will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.  Each Guarantor that makes a payment for distribution under its Guarantee will be entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

Conversion Rights

Subject to Parent’s right to terminate conversion rights as described below under “—Parent’s Right to Terminate Conversion Rights”, at any time prior to the close of business on the business day immediately preceding the maturity date, Holders may convert their Convertible Notes into shares of Common Stock in multiples of $25.00 initial principal amount of Convertible Notes.  The Convertible Notes will be convertible into shares of Common Stock at an initial conversion price of $1.00 per share.  The conversion price will not be increased in connection with an increase in the accreted principal amount of the Convertible Notes.  However, because the principal amount of each Convertible Note will automatically increase as a result of the accretion at the opening of business on each interest payment date, the number of shares of Common Stock issuable upon conversion of a Convertible Note will increase on each interest payment date.

The conversion price in effect at any given time will be subject to adjustment as set forth in “—Conversion Price Adjustments” and “— Make Whole Amount” below.  A Holder may convert fewer than all of such Holder’s Convertible Notes so long as the Convertible Notes converted are an integral multiple of $25.00 initial principal amount.  Parent will not issue fractional shares of Common Stock upon conversion of the Convertible Notes.  Instead, Parent will pay the cash value of such fractional shares based upon the closing sale price (as defined below) of Common Stock on the business day immediately preceding the conversion date.  Parent will deliver shares of Common Stock and any cash payable in lieu of fractional shares no later than the third business day following the conversion date.

The number of shares of Common Stock a Holder will receive upon conversion of its Convertible Notes will be based on the accreted principal amount of such Convertible Notes on the conversion date, unless the conversion date occurs within 15 days of the maturity date, in which case the number of shares of Common Stock a Holder will receive upon conversion of its Convertible Notes will be based on the accreted principal amount of such Convertible Notes, as increased to reflect the interest payable on such maturity date.

The delivery of shares of Common Stock and cash in lieu of any fractional shares of Common Stock upon conversion of a Convertible Note will be deemed to satisfy in full all obligations with respect to such Convertible Note.  Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.  For a discussion of the tax consequences to a Holder of receiving Common Stock upon conversion, see                                .

If a Holder converts Convertible Notes, Parent will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion unless the tax is due because the Holder requests the shares due upon conversion to be issued or delivered to a person other than such Holder, in which case such Holder will pay that tax and the shares due upon conversion will not be delivered until Parent receives satisfactory evidence of the payment of such tax.

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for exchanging a beneficial interest in a global note and, if required, pay all taxes or duties, if any.  See “— Global Convertible Notes, Book-Entry Form” below.

If you hold a certificated note, to convert you must:

•                  complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•                  deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•                  if required, furnish appropriate endorsements and transfer documents; and

•                  if required, pay all transfer or similar taxes.

The date you comply with these requirements is the “conversion date” under the Indenture.

If a Holder has already delivered a repurchase notice with respect to a Convertible Note, as described under “— Fundamental Change Requires the Co-Issuers to Repurchase Convertible Notes at the Option of the Holder,” such Holder may not surrender that Convertible Note for conversion until the Holder has withdrawn such repurchase notice in accordance with the Indenture.

The conversion agent will, on the Holder’s behalf, convert the Convertible Notes into shares of Common Stock and Holders will be deemed to be the record owners of the full number of shares due upon conversion as of the close of business on the date the conversion shares are issued.  Holders may obtain copies of the required form of the conversion notice from the conversion agent.  A certificate, or a book-entry transfer through DTC for the number of full shares of Common Stock due upon conversion of any Convertible Notes, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the third business day, following the conversion date.  The Trustee will initially act as the conversion agent on behalf of the Co-Issuers.

The “closing sale price” of Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which Common Stock is traded.  If Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “closing sale price” will be the last quoted bid price for Common Stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or similar organization. If Common Stock is not so quoted, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Parent’s Right to Terminate Conversion Rights

On or after July 15, 2012, upon at least 30 and not more than 60 days’ notice to Holders, Parent may elect to terminate all Holders’ conversion rights in whole, but not in part, if (i) the closing sale price of Common Stock equals or exceeds 250% of the conversion price then in effect for at least 20 consecutive trading days ending on the trading day immediately preceding the date of the notice of termination of conversion rights and (ii) as of the date of the notice of termination of conversion rights, the ratio of Parent’s Net Debt measured as of the end of the most recently ended fiscal quarter for which internal financial statements are available to Parent’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available is less than 3.4 to 1.0.  If Parent makes such election, it will notify the Trustee and the Holders of Convertible Notes at their addresses shown in the register of the registrar and will, on a date not less than 30 days prior to the date on which the conversion rights terminate, disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News or other similarly broad public medium that is customary for such press releases.

Limitations on Beneficial Ownership

Notwithstanding the foregoing, no Holder of Convertible Notes (other than any Permitted Holder) will be entitled to receive shares of Common Stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting Holder to become, directly or indirectly, a "beneficial owner" (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 4.9% of the shares of Common Stock outstanding at such time. In addition, no Holder of Convertible Notes (other than any Permitted Holder) who holds more than 5% of the Common Stock outstanding as of the date of this prospectus supplement (any such Holder, a “5% Holder”) will be entitled to receive shares of Common Stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting Holder to become, directly or indirectly, a beneficial owner of more than an additional 1% of the shares of Common Stock outstanding at such time in respect of conversions of the Convertible Notes by such 5% Holder. Any purported delivery of shares of Common Stock upon conversion of Convertible Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting Holder (other than any Permitted Holder) becoming the beneficial owner of more than 4.9% of the shares of Common Stock outstanding at such time or, in the case of a 5% Holder, more than an additional 1% of the shares of Common Stock outstanding at such time. If any delivery of shares of Common Stock owed to a Holder upon conversion of Convertible Notes is not made, in whole or in part, as a result of this limitation, Parent’s obligation to make such delivery shall not be extinguished and it shall deliver such shares of Common Stock as promptly as practicable after any such converting Holder gives notice to us that such delivery would not result in such limitation being triggered.  These limitations on beneficial ownership shall be terminated (i) upon 61 days notice to Parent by any Holder of Convertible Notes, solely with respect to the Convertible Notes beneficially owned by such Holder, (ii) immediately upon delivery by Parent of notice of its election to terminate conversion rights as specified above, (iii) immediately upon delivery by Parent of notice of a fundamental change as specified below or (iv) on June 15, 2016.  These limitations on beneficial ownership shall not constrain in any event Parent’s ability to exercise its right to terminate conversion rights.

Make Whole Amount

If the effective date of a make-whole event (as defined below) occurs on or prior to the maturity date and a Holder elects to convert its Convertible Notes at any time following the effective date and prior to the 35th business day following the effective date (or, if such make-whole event also constitutes a fundamental change, the relevant fundamental change repurchase date), we will decrease the conversion price for the Convertible Notes surrendered for conversion resulting in the issuance of a number of additional shares of Common Stock (the “additional shares”), as described below.

A “make-whole event” will be deemed to have occurred at such time after the original issuance of the Convertible Notes when the following has occurred:

(1)   the Co-Issuers become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposition of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Parent or the Company, as applicable; provided that any transaction initiated by KKR and its Affiliates (other than Parent and its Subsidiaries) shall not cause a “make-whole event”;

(2)   consummation of any transaction or event (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of Parent or the Company, as applicable, or any sale, lease or other transfer of the consolidated assets of Parent or the Company, as applicable and their respective subsidiaries substantially as an entirety) or a series of related transactions or events pursuant to which Common Stock or common stock of the Company, as applicable, is converted for, converted into or constitutes solely the right to receive cash, securities or other property, other than any merger or consolidation which is effected solely to change Parent’s or the Company’s, as applicable, jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock or common stock of the Company, as applicable, solely into shares of common stock of the surviving entity; or

(3)   Common Stock (or other common stock into which the Convertible Notes are then convertible) is not listed for trading on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors);

provided that the definition of make-whole event shall not include a merger or consolidation under clause (1) or any event specified under clause (2), in each case, if at least 90% of the consideration paid for Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in connection with such event consists of shares of common stock traded on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or such other transaction) and, as a result of such transaction or transactions the Convertible Notes become convertible into such shares of common stock pursuant to “—Recapitalizations, Reclassifications and Changes of Parent Common Stock” above.

The definition of make-whole event includes a phrase relating to the sale, lease or other transfer of the consolidated assets of Parent or the Company, as applicable, and their respective Subsidiaries “substantially as an entirety.”  There is no precise, established definition of the phrase “substantially as an entirety” under applicable law.  Accordingly, the issuance of a number of additional shares of Common Stock upon conversion as a result of a sale, lease or other transfer of less than all Parent’s or the Company’s assets, as applicable, may be uncertain.

The Co-Issuers will mail a notice to Holders and issue a press release no later than 10 business days prior to such transaction’s anticipated effective date (or within 5 business days following a termination of trading described in clause (3) or the filing in the case of a transaction described in clause (1) in the definition of “make-whole event” to the extent we were unaware of such transaction).

The additional shares to be delivered resulting from the reduction in the conversion price will be determined by reference to the table below and will be based on the conversion date and the “applicable price” in connection with such transaction.

The “applicable price” in connection with a make-whole event means:

•                  If the consideration (excluding cash payment for fractional shares or pursuant to statutory appraisal rights) paid to holders of Common Stock in connection with such transaction consists exclusively of cash, the amount of such cash per share of Common Stock; and

•                  In all other cases, the average of the closing sale prices per share of Common Stock for the five consecutive trading days immediately preceding the effective date of the make-whole event.

Upon conversion of Convertible Notes during the period specified above, Parent will deliver, on the third business day following the conversion date, a number of shares of Common Stock (plus cash in lieu of fractional shares) equal to the accreted principal amount of the Convertible Notes surrendered for conversion divided by the adjusted conversion price.

The applicable prices set forth in the first row of the table (i.e., the column headers), will be adjusted as of any date on which the conversion price of the Convertible Notes is adjusted.  The adjusted applicable prices will equal the applicable prices in effect immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion price immediately after the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion price immediately prior to such adjustment.  The adjusted conversion prices set forth in the table are subject to further adjustment as set forth under “—Conversion Price Adjustments.”

The following table sets forth the applicable prices and the applicable adjusted conversion prices for the Convertible Notes.

Applicable Price
Conversion Date	$0.75	$1.00	$1.25	$1.50	$1.75	$2.00	$2.25	$2.50	$2.75	$3.00	$3.50	$4.00	$4.50	$5.00	$6.00	$7.00	$8.00	$10.00
June 26, 2009	$ 0.6114	$ 0.6562	$ 0.6890	$ 0.7145	$ 0.7345	$ 0.7509	$ 0.7639	$ 0.7745	$ 0.7830	$ 0.7900	$ 0.8003	$ 0.8073	$ 0.8121	$ 0.8155	$ 0.8195	$ 0.8217	$ 0.8229	$ 0.8240
July 15, 2010	$ 0.6374	$ 0.6890	$ 0.7279	$ 0.7593	$ 0.7849	$ 0.8063	$ 0.8235	$ 0.8374	$ 0.8485	$ 0.8574	$ 0.8702	$ 0.8783	$ 0.8835	$ 0.8868	$ 0.8903	$ 0.8919	$ 0.8926	$ 0.8932
July 15, 2011	$ 0.6609	$ 0.7175	$ 0.7610	$ 0.7986	$ 0.8321	$ 0.8612	$ 0.8856	$ 0.9053	$ 0.9208	$ 0.9325	$ 0.9477	$ 0.9557	$ 0.9598	$ 0.9618	$ 0.9633	$ 0.9637	$ 0.9638	$ 0.9638
July 15, 2012	$ 0.6853	$ 0.7468	$ 0.7903	$ 0.8288	$ 0.8674	$ 0.9070	$ 0.9460	$ 0.9803	$ 0.9979	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000
July 15, 2013	$ 0.7110	$ 0.7807	$ 0.8234	$ 0.8572	$ 0.8900	$ 0.9235	$ 0.9564	$ 0.9850	$ 0.9989	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000
July 15, 2014	$ 0.7373	$ 0.8236	$ 0.8680	$ 0.8965	$ 0.9211	$ 0.9457	$ 0.9696	$ 0.9901	$ 0.9996	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000
July 15, 2015	$ 0.7500	$ 0.8812	$ 0.9332	$ 0.9547	$ 0.9665	$ 0.9766	$ 0.9866	$ 0.9955	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000
July 15, 2016	$ 0.7500	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000	$ 1.0000

The exact applicable  price and conversion dates may not be set forth in the table above, in which case:

1.         if the applicable price is between two applicable price amounts in the table or the conversion date is between two dates in the table, the adjusted conversion price will be determined by straight-line interpolation between the adjusted conversion prices set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

2.         if the applicable price is in excess of $10.00 per share (subject to adjustment), there will be no decrease in the conversion price; and

3.         if the applicable price is less than $0.75 per share (subject to adjustment), there will be no decrease in the conversion price.

Notwithstanding the foregoing, in no event will the conversion price be less than $0.6114 per share, subject to adjustment in the same manner as any adjustment to the conversion price as set forth under “—Conversion Price Adjustments.”

Our obligation to adjust the conversion price could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Price Adjustments

The initial conversion price will be adjusted as described below if any of the following events:

(1)          the issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision or combination of Common Stock, in which event the conversion price will be adjusted based on the following formula:

CP1	=	CP0	x	OS0
OS1

where,

CP0                            =                                         the conversion price in effect at the close of business on the record date

CP1                            =                                         the conversion price in effect immediately after the record date

OS0                           =                                         the number of shares of Common Stock outstanding immediately prior to the close of business on the record date

OS1                           =                                         the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event

(2)          the issuance to all holders of Common Stock of certain rights or warrants entitling them for a period expiring 45 days or less from the date of issuance of such rights or warrants to purchase shares of Common Stock at less than the average closing sale price of Common Stock for the ten consecutive trading days ending on the trading day immediately preceding the time of announcement of such issuance; in which event the conversion price will be adjusted based on the following formula:

CP1	=	CP0	x	OS0 + Y
OS0 + X

where,

CP0                            =              the conversion price in effect at the close of business on the record date

CP1                            =              the conversion price in effect immediately after the record date

OS0                           =              the number of shares of Common Stock outstanding at the close of business on the record date

X                                       =              the total number of shares of Common Stock issuable pursuant to such rights

Y                                        =              the number of shares of Common Stock equal to the aggregate price payable to exercise such rights divided by the average of the closing sale prices of Common Stock for the ten consecutive trading days prior to the business day immediately preceding the announcement of the issuance of such rights

However, the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration.

(3)          the dividend or other distribution to all holders of Common Stock of shares of capital stock (other than Common Stock) or evidences of indebtedness or assets (excluding any dividend, distribution or issuance as to which an adjustment was effected by clauses (1) or (2) above or (4) below) in which event the conversion price will be adjusted based on the following formula:

CP1	=	CP0	x	SP0 – FMV
SP0

where,

CP0                            =              the conversion price in effect at the close of business on the record date

CP1                            =              the conversion price in effect immediately after the record date

SP0                             =              the current market price per share of Common Stock

FMV                     =              the fair market value (as determined by Parent’s board of directors), on the record date, of the shares of capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of Common Stock

However, if the transaction that gives rise to an adjustment pursuant to this clause (3) is one pursuant to which the payment of a dividend or other distribution on Common Stock consist of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of Parent, (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. securities exchange, then the conversion price will instead be adjusted based on the following formula:

CP1	=	CP0	x	MP0
FMV0 + MP0

where,

CP0                            =              the conversion price in effect at the close of business on the last trading day of the valuation period referred to below

CP1                            =              the conversion price in effect immediately after the last trading day of the valuation period referred to below

FMV0                =              the average of the closing sale prices of the capital stock or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock over the 10 consecutive trading day period (the “valuation period”) commencing on and including the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which such capital stock or equity interest is then listed or quoted

MP0                        =                                         the average of the closing sale prices of Common Stock over such valuation period

If the final day of the valuation period occurs after the second business day immediately preceding the stated maturity date, the valuation period shall be deemed to be such number of trading days from, and including, the third trading day after the commencement of ex-distribution trading to, and including, the second business day immediately preceding the stated maturity date.

(4)                                  dividends or other distributions consisting exclusively of cash to all holders of Common Stock, in which event the conversion price will be adjusted based on the following formula:

CP1	=	CP0	x	SP0 – C
SP0

where,

CP0                            =                                         the conversion price in effect at the close of business on the record date

CP1                            =                                         the conversion price in effect immediately after the record date

SP0                             =                                         the current market price per share of Common Stock

C                                        =                                         the amount in cash per share distributed by Parent to holders of Common Stock

(5)                                  Parent or one or more of its Subsidiaries make purchases of Common Stock pursuant to a tender offer or exchange offer by Parent or one of its Subsidiaries for Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the closing sale price per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion price will be adjusted based on the following formula:

CP1	=	CP0	x	OS0 x SP1
FMV + (SP1 x OS1)

where,

CP0                            =                                         the conversion price in effect on the trading day immediately following such expiration date

CP1                            =              the conversion price in effect on the second trading day immediately following such expiration date

FMV                     =              the fair market value (as determined by Parent’s board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)

OS1                           =              the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”), after giving effect to the purchase or exchange of shares of Common Stock pursuant to such tender offer or exchange offer

OS0                           =              the number of shares of Common Stock outstanding at the expiration time, including any purchased or exchanged shares

SP1                             =              the average of the closing sale prices of common stock for the ten consecutive trading days ending on the trading day next succeeding the expiration date

“Current market price” of Common Stock on any day means the average of the closing sale price of Common Stock for each of the 10 consecutive trading days ending on the trading day before the ex-dividend date with respect to the issuance or distribution requiring such computation.

“Ex-dividend date” means, with respect to any dividend, issuance or distribution, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such dividend, issuance or distribution.

“Record date” means, for purpose of this section, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock (or other applicable security) is converted for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

“Trading day” means a day on which (i) trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a United States national or regional securities exchange, in the principal other market on which the Common Stock is then traded, and (ii) a closing sale price for the Common Stock is available on such securities exchange or market.  If the Common Stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a “business day.”

Notwithstanding the foregoing, we will not make any adjustments to the conversion price as set forth under clauses (2) through (4) above if Holders of the Convertible Notes participate (as a result of holding the Convertible Notes, and at the same time as common stockholders) in any of the transactions described herein as if such Holders of the Convertible Notes held a number of shares of Common Stock equal to the accreted principal amount of Convertible Notes held by such Holders divided by the applicable conversion price, without having to convert their Convertible Notes.

Adjustments to the conversion price will be calculated to the nearest cent.  No adjustment to the conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion price.  However, we will carry forward any adjustments that are less than 1% of the conversion price that we elect not to make and take them into account upon the earlier of (1) any conversion of Convertible Notes or (2) such time as all adjustments that have not been made prior thereto would have the effect of adjusting the conversion price by at least 1%.

To the extent that Parent has a shareholder rights plan (i.e., a poison pill) in effect, upon conversion of the Convertible Notes into Common Stock, you will receive, in addition to the Common Stock due upon conversion, the rights under the rights plan, unless the rights have separated from the Common Stock, prior to any conversion, in which case the conversion price will be adjusted at the time of separation as described in clause (3) above.  A further adjustment will occur as described in clause (3) above, if such rights become exercisable to purchase different securities, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.  Without limiting the generality of the foregoing, we note that the conversion price will not be adjusted:

•                  upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the securities of Parent or any of its Subsidiaries and the investment of additional optional amounts in shares of Common Stock under any plan;

•                  upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by Parent or any of its Subsidiaries;

•                  upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Convertible Notes were first issued;

•                  for a change in the par value of the Common Stock; or

•                  for accrued and unpaid interest.

Parent may from time to time, to the extent permitted by law and subject to applicable rules of the New York Stock Exchange, decrease the conversion price of the Convertible Notes by any amount for any period of at least 20 days.  In that case, we will give at least 5 days notice of such decrease.  To the extent permitted by law and subject to applicable rules of New York Stock Exchange, Parent may also make such decreases in the conversion price, in addition to those set forth above, as Parent’s board of directors deems advisable, including to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

As a result of any adjustment of the conversion price, the Holders of Convertible Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend.  In certain other circumstances, the absence of an adjustment may result in taxable dividend income to the holders of Common Stock. In addition, non-U.S. Holders (as defined in “Material United States Federal Income Tax Considerations”) of Convertible Notes in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Material United States Federal Income Tax Considerations — U.S. Holders — Conversion Price Adjustments” and “Material United States Federal Income Tax Considerations — Non-U.S. Holders — Conversion Price Adjustments.”

Recapitalizations, Reclassifications and Changes of Common Stock

In the case of any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination or a change in par value or from par value to no par value or vice versa), a consolidation, merger or combination involving Parent, a sale, lease or other transfer to a third party of the consolidated assets of Parent and its Subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which Common Stock would be converted into, or converted for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a Convertible Note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a Holder would have received in respect of Common Stock issuable upon conversion of such Convertible Note immediately prior to such transaction (the “reference property”).  If the transaction causes Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the Convertible Notes will be convertible will be deemed to be (1) if the holders of a majority of Common Stock make an affirmative election, the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (2) if the holders of a majority of Common Stock do not make an affirmative election, the weighted average of the types and amounts of consideration received by all holders of Common Stock.

A change in the conversion right such as described above could substantially lessen or eliminate the value of the conversion right.  For example, if a third party acquires us in a cash merger, each Convertible Note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors.

Fundamental Change Requires the Co-Issuers to Repurchase Convertible Notes at the Option of the Holder

If a fundamental change (as described below) occurs, each Holder of Convertible Notes will have the right to require the Co-Issuers to purchase some or all of that Holder’s Convertible Notes, in integral multiples of $25.00 initial principal amount, on a repurchase date (the “fundamental change repurchase date”) of the Co-Issuers choosing that is not less than 15 nor more than 35 business days after the date of the notice of the fundamental change.  One or both of the Co-Issuers will purchase such Convertible Notes at a purchase price in cash equal to 100% of the principal amount of the Convertible Notes to be purchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Within 15 days after the occurrence of a fundamental change, the Co-Issuers are required to mail notice to all Holders of Convertible Notes, as provided in the Indenture, of the occurrence of the fundamental change and of their resulting repurchase right and the fundamental change repurchase date.  The Co-Issuers must also deliver a copy of the notice to the Trustee.  To exercise the repurchase right, a Holder of Convertible Notes must deliver, on or before the close of business on the business day immediately preceding the fundamental change repurchase date specified in the notice, written notice to the Trustee of the Holder’s exercise of its repurchase right.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day before the fundamental change repurchase date.  The withdrawal notice must state:

•                  the name of the Holder;

•                  a statement that the Holder is withdrawing its election to require us to purchase its Convertible Notes;

•                  the initial principal amount of the withdrawn Convertible Notes, which must be an integral multiple of $25.00;

•                  if certificated Convertible Notes have been issued, the certificate number of the withdrawn Convertible Notes; and

•                  the initial principal amount, if any, that remains subject to the repurchase notice which must be an integral multiple of $25.00.

If the Convertible Notes are not in certificated form, the notice given by each Holder must comply with appropriate DTC procedures.

Payment of the repurchase price for a Convertible Note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Convertible Note, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice.  Payment of the repurchase price for the Convertible Note will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Convertible Note.  If the paying agent holds money sufficient to pay, on the repurchase date, the repurchase price of the Convertible Note, on the repurchase date, then, as of the repurchase date:

•                  the Convertible Note will cease to be outstanding and interest will cease to accrue; and

•                  all other rights of the Holder will terminate (other than the right to receive the repurchase price upon delivery of the Convertible Note, together with necessary endorsements).

This will be the case whether or not book-entry transfer of the Convertible Notes is made and whether or not the Convertible Notes are delivered to the paying agent.

The obligation to make a repurchase in the event of a fundamental change will be satisfied if a third party makes an offer to repurchase Convertible Notes in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a fundamental change repurchase made by the Co-Issuers and purchases all Convertible Notes validly tendered and not withdrawn for which a repurchase notice has been delivered and not withdrawn.

A “fundamental change” will be deemed to have occurred at such time after the original issuance of the Convertible Notes when the following has occurred:

(1)          the Co-Issuers become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposition of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Parent or the Company, as applicable; provided that any transaction initiated by KKR and its Affiliates (other than Parent and its Subsidiaries) shall not be a “fundamental change”;

(2)          consummation of any transaction or event (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of Parent or the Company, as applicable, or any sale, lease or other transfer of the consolidated assets of Parent or the Company, as applicable, and their respective subsidiaries substantially as an entirety) or a series of related transactions or events pursuant to which Common Stock or common stock of the Company, as applicable, is converted for, converted into or constitutes solely the right to receive cash, securities or other property, other than any merger or consolidation:

•                  that does not result in a reclassification, conversion, exchange or cancellation of Parent’s outstanding Common Stock or the Company’s outstanding common stock, as applicable, and pursuant to which the consideration received by holders of Common Stock or holders of common stock of the Company, as applicable, immediately prior to the transaction entitles such Holders to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; or

•                  which is effected solely to change Parent’s or the Company’s, as applicable, jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock or common stock of the Company, as applicable, solely into shares of common stock of the surviving entity;

(3)          Common Stock (or other common stock into which the Convertible Notes are then convertible) is not listed for trading on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); or

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of the consolidated assets of Parent or the Company, as applicable, and their respective Subsidiaries “substantially as an entirety.”  There is no precise, established definition of the phrase “substantially as an entirety” under applicable law.  Accordingly, your ability to require Parent or the Company, as applicable, to repurchase your Convertible Notes as a result of a sale, lease or other transfer of less than all Parent’s or the Company’s assets, as applicable, may be uncertain.

Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security Holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to Holders of the Convertible Notes.  The Co-Issuers will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the Convertible Notes in the open market or by tender offer at any price or by private agreement.  Any Convertible Note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the Trustee for cancellation.  Any Convertible Notes surrendered to the Trustee for cancellation may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect Holders of the Convertible Notes if highly leveraged or other transactions involving Parent or its Subsidiaries occur that may adversely affect Holders.

Our ability to repurchase Convertible Notes upon the occurrence of a fundamental change is subject to important limitations under the First Lien Notes Indenture and the Credit Agreement including compliance with covenants limiting “Restricted Payments” thereunder.  In addition, future credit agreements or other agreements relating to our indebtedness or otherwise may contain provisions prohibiting repurchase of the Convertible Notes under certain circumstances, or expressly prohibit our repurchase of the Convertible Notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement.  If a fundamental change occurs at a time when we are prohibited from repurchasing Convertible Notes, we may seek the consent of our lenders to repurchase the Convertible Notes or may attempt to refinance this debt.  If we do not obtain consent, we would not be permitted to repurchase the Convertible Notes.  Further, there can be no assurance that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the Convertible Notes seeking to exercise their repurchase right.  Our failure to repurchase tendered Convertible Notes would constitute an event of default under the Indenture, which might constitute a default under the terms of our other indebtedness.  [See “Risk Factors — Risks Related to the Convertible Notes— We may not have the funds necessary to repurchase the Convertible Notes when necessary, and our indebtedness may contain limitations on our ability to repurchase the Convertible Notes under certain circumstances.”]

No Convertible Notes may be purchased by us at the option of the Holders upon a fundamental change if the principal amount of the Convertible Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The fundamental change repurchase feature of the Convertible Notes may in certain circumstances make more difficult or discourage a takeover of the Co-Issuers.  The fundamental change repurchase feature, however, is not the result of knowledge of any specific effort to accumulate shares of Common Stock, to obtain control of Parent or the Company by means of a merger, tender offer solicitation or otherwise, or by management to adopt a series of antitakeover provisions.  Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the Convertible Notes.

Form, Denomination and Registration

The Convertible Notes will be issued in fully registered form, without coupons, in denominations of $25.00 initial principal amount and whole multiples of $25.00.

Calculations in Respect of Convertible Notes

Except as otherwise provided above, the Co-Issuers will be responsible for making all calculations called for under the Convertible Notes or in connection with a conversion.  These calculations include, but are not limited to, determinations of the closing sale prices of Common Stock, accrued interest payable on the Convertible Notes and the conversion price of the Convertible Notes.  The Co-Issuers will provide a schedule of calculations to each of the Trustee and the conversion agent, and each of the Trustee and conversion agent is entitled to rely conclusively upon the accuracy of such calculations without independent verification.  The Trustee will forward such calculations to any Holder of Convertible Notes upon the request of that Holder.

Security for the Convertible Notes

Subject to the limitations and exclusions described under “—Limitations on Stock Collateral,” the Convertible Notes and the Guarantees will be secured by the Collateral, which will consist of (i) the Notes Collateral as to which the holders of the First Lien Notes and holders of any future Other First Lien Note Obligations will have a first-priority security interest, the Bank Lenders and other holders of Lenders Debt will have a second-priority security interest, the Holders of the Convertible Notes will have a third-priority security interest and the holders of any future Third Lien Indebtedness may have a third-priority security interest (in each case subject to Permitted Liens) and (ii) the ABL Collateral as to which the Bank Lenders and certain other holders of Lenders Debt will have a first-priority security interest, the holders of the First Lien Notes will have a second-priority security interest, holders of any future Other First Lien Note Obligations may have a second-priority security interest, the Holders of the Convertible Notes will have a third-priority security interest and the holders of any future Third Lien Indebtedness may have a third-priority security interest (in each case subject to Permitted Liens).

The Company and the Guarantors will be able to incur additional Indebtedness in the future which could share in all or part of the Collateral.  The amount of all such additional Indebtedness will be limited by the covenants disclosed under “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”  Under certain circumstances the amount of such additional secured Indebtedness could be significant.

Notes Collateral

Subject to the limitations and exclusions described under “—Limitations on Stock Collateral, “ the Notes Collateral generally will consist of the following assets of the Company and the Subsidiary Guarantors (and in the case of the Equity Interests of the Company, Holdings):

•                  all of the Equity Interests of the Company;

•                  all of the other Equity Interests held by the Company or any Subsidiary Guarantor (which, in the case of any equity interest in any Foreign Subsidiary, will be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such Foreign Subsidiary);

•                  owned real properties owned by the Company and the Subsidiary Guarantors with a cost or book value (whichever is greater) in excess of $1,000,000 and certain leasehold real properties;

•                  equipment;

•                  patents, trademarks and copyrights;

•                  general intangibles, instruments, books and records and supporting obligations related to the foregoing and proceeds of the foregoing (other than accounts that are proceeds of the sale of inventory); and

•                  substantially all of the other tangible and intangible assets of the Company and the Guarantors, other than (i) the ABL Collateral and (ii) Excluded Assets.

ABL Collateral

The ‘‘ABL Collateral’’ generally will consist of all of the following assets of the Company and the Subsidiary Guarantors:

•                  all accounts;

•                  all inventory;

•                  all deposit accounts and securities accounts (and all assets and amounts contained therein but excluding (i) identifiable proceeds of the Notes Collateral and (ii) certain special purpose and de minimis deposit accounts); and

•                    all general intangibles, instruments, books and records and supporting obligations related to the foregoing and proceeds of the foregoing, in each case held by the Company and the Guarantors.

The Convertible Notes’ third-priority Lien on and security interest in the ABL Collateral will be terminated and automatically released if the Lien on such ABL Collateral in favor of the ABL Secured Parties is released in connection with any sale or other disposition of such ABL Collateral in connection with an enforcement action by the Bank Collateral Agent. Except as provided in the Intercreditor Agreement, holders of Liens on the ABL Collateral that are junior relative to the holders of Lenders Debt, including holders of First Lien Debt and holders of the Convertible Notes and any Management Notes, will not be able to take any enforcement action with respect to the ABL Collateral so long as any Lenders Debt is outstanding.

Convertible Notes and Management Notes Collateral

The Convertible Notes and Management Notes will be secured by a third-priority Lien on and security interest in all of the Collateral (excluding certain Equity Interests and securities issued by Subsidiaries), subject to Permitted Liens. The Convertible Notes’ and Management Notes’ third-priority Lien on and security interest in the Collateral will be terminated and automatically released if the Liens on such Collateral in favor of the ABL Secured Parties and the First Lien Notes Secured Parties are released in connection with any sale or other disposition of such Collateral in connection with an enforcement action by the First Line Notes Collateral Agent or the Bank Collateral Agent.

Limitations on Stock Collateral

The Equity Interests and other securities of a Subsidiary that are owned by the Company or any Guarantor will constitute Collateral only to the extent that such Equity Interests and other securities can secure the Convertible Notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other U.S. federal law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other U.S. federal governmental agency).  In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s Equity Interests and other securities secure the Convertible Notes, then the Equity Interests and other securities of such Subsidiary shall automatically be deemed not to be, and never to have been, part of the Collateral (but only to the extent necessary to not be subject to such requirement).  In such event, the Security Documents may be amended or modified, without the consent of any Holder of Convertible Notes, to the extent necessary to release the third-priority security interests in the Equity Interests and other securities that are so deemed to no longer constitute part of the Collateral.  Upon any such release, the Convertible Notes will be effectively subordinated to the First Lien Notes and Lenders Debt, which are not subject to the release provisions described in this paragraph, to the extent of the value of such released Collateral.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Equity Interests and other securities to secure the Convertible Notes in excess of the amount then pledged without the filing with the SEC (or any other U.S. federal governmental agency) of separate financial statements of such Subsidiary, then the Equity Interests and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral (to the maximum extent possible without triggering any such financial statement requirement).  In such event, the Security Documents may be amended or modified, without the consent of any Holder of Convertible Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Equity Interests and other securities.

In accordance with the limitations set forth in the two immediately preceding paragraphs, the Collateral will include Equity Interests of Subsidiaries of the Company only to the extent that the applicable value of such Equity Interests (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Convertible Notes than outstanding.  Following the Issue Date, however, the portion of the Equity Interests of Subsidiaries constituting Collateral may decrease or increase as described above.

After-acquired property

Promptly following the acquisition by the Co-Issuers or any Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, described under “—Notes Collateral” and “—ABL Collateral”), the Co-Issuers or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Collateral and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Information Regarding Collateral

The Co-Issuers will furnish to the Collateral Agent, with respect to the Co-Issuers or any Guarantor, prompt written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) Organizational Identification Number.  The Co-Issuers and the Guarantors will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Co-Issuers also agree promptly to notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.

Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, the Co-Issuers shall deliver to the Trustee a certificate of a financial officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements.

Further Assurances

The Co-Issuers and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral.  In addition, from time to time, the Co-Issuers will reasonably promptly secure the obligations under the Indenture, Security Documents and Intercreditor Agreement by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral.  Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Trustee.

Security Documents and Certain Related Intercreditor Provisions

The Co-Issuers, the Guarantors, the Collateral Agent and the Trustee will enter into one or more Security Documents creating and establishing the terms of the security interests and Liens that secure the Convertible Notes and the Guarantees.  These security interests and Liens will secure the payment and performance when due of all of the Obligations of the Co-Issuers and the Guarantors under the Convertible Notes, the Indenture, the Guarantees, the Intercreditor Agreement and the Security Documents, as provided in the Security Documents.  The Co-Issuers and the Guarantors will use their commercially reasonable efforts to complete on or prior to the Issue Date all filings and other similar actions required in connection with the perfection of such security interests.  If they are not able to complete such actions on or prior to the Issue Date, they will use their commercially reasonable efforts to complete such actions as soon as reasonably practicable after such date.  The Trustee will be appointed, pursuant to the Indenture, as the Collateral Agent.  The Bank Collateral Agent and holders of Lenders Debt secured on a first priority basis by ABL Collateral are referred to collectively as “ABL Secured Parties” and, together with the First Lien Notes Secured Parties (defined below), are referred to collectively as the “Prior Secured Parties.” The First Lien Notes Trustee, First Lien Notes Collateral Agent, each holder of First Lien Notes, each other holder of, or obligee in respect of, any Obligations in respect of the First Lien Notes secured on a first priority basis by the Notes Collateral are referred to collectively as the “First Lien Notes Secured Parties” and, together with the Convertible Notes Secured Parties, are referred to collectively as the “Noteholder Secured Parties.”

Intercreditor Agreement

The following is a description of the Intercreditor Agreement relating to the ABL Collateral and the relative rights, privileges and obligations with respect to the ABL Secured Parties on the one hand, and the Noteholder Secured Parties on the other hand.  The Intercreditor Agreement will also contain provisions with respect to the Notes Collateral and the relative rights, privileges and obligations relating thereto as among the First Lien Notes Secured Parties on the one hand and the ABL Secured Parties and Convertible Notes Secured Parties on the other hand.  The relative rights, privileges and obligations with respect to the Notes Collateral of the First Lien Notes Secured Parties, on the one hand, and the ABL Secured Parties and Convertible Notes Secured Parties, on the other, shall be substantially identical to the relative rights, privileges and obligations provided for under the ABL Intercreditor Agreement with respect to the ABL Collateral of the ABL Secured Parties, on the one hand, and the Noteholder Secured Parties on the other.

On or prior to the Issue Date, the Co-Issuers, the Guarantors, the First Lien Notes Collateral Agent, the Bank Collateral Agent and the Collateral Agent will enter into the Intercreditor Agreement.  Although the holders of First Lien Notes, the holders of Lenders Debt, the Holders of the Convertible Notes and the holders of Management Notes are not party to the Intercreditor Agreement, by their acceptance of the First Lien Notes, Lenders Debt, Convertible Notes and Management Notes, respectively, they will each agree to be bound thereby.  The Indenture will provide that the Intercreditor Agreement may be amended from time to time without the consent of the holders of First Lien Notes, the holders of Lenders Debt, the Holders of the Convertible Notes or the holders of Management Notes to add other parties holding Other First Lien Note Obligations, Junior Lien Obligations or holders of future Third Lien Indebtedness in each case to the extent permitted to be incurred under the Indenture and other applicable agreements.  See “—Amendment, Supplement and Waiver.”

The aggregate amount of the obligations secured by the ABL Collateral may, subject to the limitations set forth in the Indenture, be increased.  A portion of the obligations secured by the ABL Collateral consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed and such obligations may, subject to the limitations set forth in the Indenture, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the Liens in favor of the Noteholder Secured Parties (relative to those of the ABL Secured Parties) or the provisions of the Intercreditor Agreement defining the relative rights of the parties thereto.  The Lien priorities provided for in the Intercreditor Agreement shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the obligations secured by the ABL Collateral or the obligations secured by the Notes Collateral, by the release of any Collateral or of any guarantees securing any secured obligations or by any action that any representative or secured party may take or fail to take in respect of any Collateral.

Control of Enforcement With Respect to the ABL Collateral and Application of Proceeds of ABL Collateral

Pursuant to the terms of the Intercreditor Agreement (i) prior to the Discharge of the ABL Obligations, the Bank Collateral Agent and (ii) following the Discharge of the ABL Obligations and prior to the Discharge of First Lien Note Obligations, the First Lien Notes Collateral Agent will have the exclusive right to control the time and method by which the security interests in the ABL Collateral will be enforced, including, without limitation, following the occurrence of an Event of Default under the Indenture.  Prior to the Discharge of Prior Secured Obligations, the Collateral Agent will not be permitted to enforce the security interests in the ABL Collateral even if any Event of Default under the Indenture has occurred and the Convertible Notes have been accelerated except (a) in any insolvency or liquidation proceeding, solely as necessary to file a proof of claim or statement of interest with respect to the Third Lien Obligations, as applicable, or (b) certain protective actions in order to prove, preserve, perfect or protect (but not enforce) its security interest and rights in, and the perfection and priority of its Lien on, the ABL Collateral.

Any proceeds from any ABL Collateral received in any insolvency or liquidation proceeding or pursuant to any enforcement of remedies against the ABL Collateral will be applied to repay the Prior Secured Obligations in full (including any post-petition interest thereon) until the Discharge of Prior Secured Obligations has occurred prior to being applied to the repayment of any Obligations owing to the Convertible Notes Secured Parties.

After the Discharge of Prior Secured Obligations, the Collateral Agent will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration, including any amounts owed to the Trustee in its capacity as Trustee or Collateral Agent) of the ABL Collateral received by it under the Security Documents for the ratable benefit of the holders of the Third Lien Obligations.

The proceeds from the sale of any ABL Collateral remaining after the satisfaction of all Prior Secured Obligations may not be sufficient to satisfy the Obligations under the Indenture and Convertible Notes.  The Intercreditor Agreement will have similar provisions regarding the Collateral Agent’s rights relative to those of the Bank Collateral Agent and First Lien Notes Collateral Agent with respect to the Notes Collateral.

No Duties of Bank Collateral Agent or First Lien Notes Collateral Agent

The Intercreditor Agreement will provide that no Prior Secured Party will generally have any duties or other obligations to any Convertible Notes Secured Party with respect to the ABL Collateral, other than serving as agent for perfection with respect to certain Collateral.  In addition, the Intercreditor Agreement will further provide that, (i) until the Discharge of ABL Obligations, the Bank Collateral Agent will be entitled, for the benefit of the ABL Secured Parties, to sell, transfer or otherwise dispose of or deal with such ABL Collateral without regard to any security interests that are junior relative to those of the ABL Secured Parties therein or any rights to which any Noteholder Secured Party would otherwise be entitled as a result of such junior-priority security interest and (ii) following the Discharge of ABL Obligations and prior to the Discharge of the First Lien Note Obligations, the First Lien Notes Collateral Agent will be entitled, for the benefit of the First Lien Notes Secured Parties, to sell, transfer or otherwise dispose of or deal with such ABL Collateral without regard to any security interest that are junior relative to those of the First Lien Notes Secured Parties therein or any rights to which any Convertible Notes Secured Party would otherwise be entitled as a result of such junior-priority security interest.  Without limiting the foregoing, the Collateral Agent will agree in the Intercreditor Agreement for the Convertible Notes Secured Parties, that no Prior Secured Party will have any duty or obligation first to marshal or realize upon the ABL Collateral, or to sell, dispose of or otherwise liquidate all or any portion of the ABL Collateral, in any manner that would maximize the return to the Convertible Notes Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Convertible Notes Secured Parties from such realization, sale, disposition or liquidation.  The Intercreditor Agreement will have similar provisions regarding the duties owed to the ABL Secured Parties and Convertible Notes Secured Parties by the First Lien Notes Secured Parties with respect to the Notes Collateral.

The Collateral Agent will agree in the Intercreditor Agreement for the Convertible Notes Secured Parties, that the Convertible Notes Secured Parties will waive any claim they may have as secured creditors against any Prior Secured Party arising out of (i) any actions which any Prior Secured Party takes or omits to take with respect to the ABL Collateral (to the extent consistent with the Intercreditor Agreement) (including, actions with respect to the creation, perfection or continuation of Liens on any ABL Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the ABL Collateral and actions with respect to the collection of any claim for all or any part of the Prior Secured Obligations from any account debtor, guarantor or any other party) or the valuation, use, protection or release of any security for such Prior Secured Obligations, (ii) any election by any Prior Secured Party, in any proceeding instituted under Title 11 of the United States Code (the “Bankruptcy Code”) of the application of Section 1111(b) of the Bankruptcy Code or (iii) any borrowing of, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code to Parent, Holdings, the Company or any of its Subsidiaries as debtor-in-possession (except as described under “—Agreements with respect to Bankruptcy or Insolvency Proceedings”).  The ABL Secured Parties and the Convertible Notes Secured Parties will agree to waive similar claims with respect to the actions of any of the First Lien Notes Secured Parties pursuant to the Intercreditor Agreement.

No Interference; Payment Over; Reinstatement

The Collateral Agent will agree in the Intercreditor Agreement for the Convertible Notes Secured Parties that prior to the Discharge of Prior Secured Obligations:

•                  it will not challenge or question in any proceeding the validity or enforceability of any Prior Secured Parties’ security interest in the ABL Collateral, the validity, attachment, perfection or priority of any Lien held by any Prior Secured Parties, or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement;

•                  it will not take or cause to be taken any action the purpose or intent of which is to, or could, interfere with, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the ABL Collateral by any Prior Secured Parties;

•                  (A) it will have no right to direct any Prior Secured Parties to exercise any right, remedy or power with respect to such ABL Collateral and (B) its consent to the exercise by any Prior Secured Parties of any right, remedy or power with respect to such ABL Collateral shall not be required;

•                  it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against any Prior Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and no Prior Secured Parties will be liable for, any action taken or omitted to be taken by any Prior Secured Parties with respect to such ABL Collateral;

•                  it will not object to any waiver or forbearance by the Bank Collateral Agent or the First Lien Notes Collateral Agent from or in respect of bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the ABL Collateral;

•                  it will not seek, and will waive any right, to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral; and

•                  it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Intercreditor Agreement.

If any Prior Secured Party is required in any insolvency or liquidation proceeding or otherwise to turn over or otherwise pay to the estate of the Co-Issuers or any Guarantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount, a “Recovery,” whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties to the Intercreditor Agreement, the applicable Prior Secured Obligations shall be deemed to be reinstated to the extent of such Recovery and to be outstanding as if such payment had not occurred and such holder of such Prior Secured Obligations shall be entitled to a reinstatement of Prior Secured Obligations with respect to all such recovered amounts and shall have all rights under the Intercreditor Agreement with respect thereto.  If the Intercreditor Agreement was terminated (in whole or in part) prior to such Recovery, the Intercreditor Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties thereto.  Any ABL Collateral received by a Convertible Notes Secured Party prior to the time of such Recovery shall be deemed to have been received prior to the Discharge of Prior Secured Obligations and subject to the provisions of the immediately preceding paragraph.  The ABL Secured Parties and Convertible Notes Secured Parties will agree to similar limitations with respect to their rights in the Notes Collateral and their ability to bring a suit against the First Lien Notes Collateral Agent or the holders of First Lien Notes pursuant to the Intercreditor Agreement.

The Collateral Agent will agree in the Intercreditor Agreement for the Convertible Notes Secured Parties that if any Convertible Notes Secured Party obtains possession of the ABL Collateral or realizes any proceeds or payment in respect of the ABL Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any bankruptcy, insolvency or similar proceeding or through any other exercise of remedies, at any time prior to the Discharge of Prior Secured Obligations, then it will hold such ABL Collateral, proceeds or payment in trust for (i) prior to the Discharge of ABL Obligations, the ABL Secured Parties and transfer such ABL Collateral, proceeds or payment, as the case may be, to the Bank Collateral Agent and (ii) following the Discharge of ABL Obligations but prior to the Discharge of First Lien Note Obligations, the First Lien Notes Secured Parties and transfer such ABL Collateral, proceeds or payment, as the case may be, to the First Lien Notes Collateral Agent.  The Collateral Agent will further agree in the Intercreditor Agreement for the Convertible Notes Secured Parties that if, at any time, all or part of any payment with respect to any Prior Secured Obligations secured by any ABL Collateral previously made shall be rescinded for any reason whatsoever, it will promptly pay over to (i) prior to the Discharge of ABL Obligations, the Bank Collateral Agent and (ii) following the Discharge of ABL Obligations and prior to the Discharge of First Lien Note Obligations, the First Lien Notes Collateral Agent any payment received by it in respect of any such ABL Collateral and shall promptly turn any such ABL Collateral then held by it over to (i) prior to the Discharge of ABL Obligations, the Bank Collateral Agent and (ii) following the Discharge of ABL Obligations and prior to the Discharge of First Lien Note Obligations, the First Lien Notes Collateral Agent, and the provisions set forth in the Intercreditor Agreement will be reinstated as if such payment had not been made, until the Discharge of Prior Secured Obligations.  The ABL Secured Parties and Convertible Notes Secured Parties will be subject to similar limitations with respect to the Notes Collateral and any proceeds or payments in respect of any Notes Collateral pursuant to the Intercreditor Agreement.

In addition, so long as the Discharge of Prior Secured Obligations has not occurred, the Collateral Agent shall not acquire or hold any Lien on any assets of the Co-Issuers or any Guarantor (and neither the Co-Issuers nor any Guarantor shall grant such Lien) securing any Obligations under the Convertible Notes or Guarantees or Management Notes or related guarantees that are not also subject to the Liens in favor of the Prior Secured Parties having the priority described in “—Security for the Convertible Notes” above.  If the Collateral Agent shall acquire or hold any Lien on any assets of the Co-Issuers or a Guarantor that is not also subject to the Lien in favor of the Bank Collateral Agent for the benefit of the holders of Lenders Debt, then the Collateral Agent shall, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such Lien for the benefit of (i) prior to the Discharge of ABL Obligations, the Bank Collateral Agent as security of the Lenders Debt and (ii) following the Discharge of ABL Obligations and prior to the Discharge of First Lien Note Obligations, the First Lien Notes Collateral Agent as security of the First Lien Notes (subject, in each case, to the applicable Lien priority and other terms of the Intercreditor Agreement).

The Bank Collateral Agent and Collateral Agent will be subject to similar limitations and requirements in favor of the First Lien Notes Collateral Agent with respect to the Notes Collateral pursuant to the Intercreditor Agreement.

Entry Upon Premises by Bank Collateral Agent and Holders of Lenders Debt

The Intercreditor Agreement will provide that if the Bank Collateral Agent takes any enforcement action with respect to the ABL Collateral, the Noteholder Secured Parties (i) will cooperate with the Bank Collateral Agent in its efforts to enforce its security interest in the ABL Collateral and to finish any work-in-process and assemble the ABL Collateral, (ii) will not hinder or restrict in any respect the Bank Collateral Agent from enforcing its security interest in the ABL Collateral or from finishing any work-in-process or assembling the ABL Collateral, and (iii) will, subject to the rights of any landlords under real estate leases, permit the Bank Collateral Agent, its employees, agents, advisers and representatives, at the sole cost and expense of the ABL Secured Parties, to enter upon and use the Notes Collateral (including (x) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (y) trademarks and other intellectual property, which includes a royalty-free license with respect to intellectual property incorporated into the ABL Collateral), for a period not to exceed 270 days after the taking of such enforcement action, for purposes of (A) assembling and storing the ABL Collateral and completing the processing of and turning into finished goods of any ABL Collateral consisting of work-in-process, (B) selling any or all of the ABL Collateral located on such Notes Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (C) removing any or all of the ABL Collateral located on such Notes Collateral, or (D) taking reasonable actions to protect, secure, and otherwise enforce the rights of the ABL Secured Parties in and to the ABL Collateral; provided, however, that nothing contained in the Intercreditor Agreement will restrict the rights of the First Lien Notes Collateral Agent from selling, assigning or otherwise transferring any Notes Collateral prior to the expiration of such 270 day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of the Intercreditor Agreement.  If any stay or other order prohibiting the exercise of remedies with respect to the ABL Collateral has been entered by a court of competent jurisdiction, such 270 day period shall be tolled during the pendency of any such stay or other order.  If the Bank Collateral Agent conducts a public auction or private sale of the ABL Collateral at any of the real property included within the Notes Collateral, the Bank Collateral Agent shall provide the First Lien Notes Collateral Agent with reasonable notice and use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt the First Lien Notes Collateral Agent’s use of such real property.

During the period of actual occupation, use or control by the Bank Collateral Agent or the holders of Lenders Debt or their agents or representatives of any Notes Collateral, the ABL Secured Parties will be obligated to repair at their expense any physical damage to such Notes Collateral or other assets or property resulting from such occupancy, use or control, ordinary wear and tear excepted.

Agreements With Respect to Bankruptcy or Insolvency Proceedings

If the Bank Collateral Agent consents to financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code which is to be secured by any ABL Collateral or the use of cash collateral representing proceeds of ABL Collateral under Section 363 of the Bankruptcy Code, the First Lien Notes Collateral Agent and the Collateral Agent will agree in the Intercreditor Agreement for the Noteholder Secured Parties, that it will raise no objection to any such financing or to the Liens on the ABL Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes ABL Collateral, unless such DIP Financing, DIP Financing Liens or use of cash collateral is not permitted under the Lenders Debt so long as:

(i)            either (x) all DIP Financing Liens are senior to, or rank pari passu with, the Liens of the Lenders Debt in such ABL Collateral (in which case, the First Lien Notes Collateral Agent and the Collateral Agent will agree for the Noteholder Secured Parties, to subordinate the Liens of the Noteholder Secured Parties in such ABL Collateral to the Liens of the Lenders Debt in such ABL Collateral and the DIP Financing Liens or (y) the Liens of the First Lien Notes Collateral Agent and the Collateral Agent are not subordinated to such DIP Financing Liens;

(ii)           the Noteholder Secured Parties retain liens on all the ABL Collateral, including proceeds thereof arising after the commencement of such proceeding, with the same priority as existed prior to the commencement of the case under the Bankruptcy Code, subject to any super-priority ranking of liens in favor of the DIP Lenders as provided above and any “carve out” for administrative expenses agreed to by the Bank Collateral Agent; and

(iii)          no Noteholder Secured Party is required (without its consent) to lend or incur any monetary obligation in connection with such DIP Financing.

The ABL Secured Parties and Convertible Notes Secured Parties will agree to similar provisions with respect to any DIP Financing and DIP Financing Liens related to the Notes Collateral.

The First Lien Notes Collateral Agent and the Collateral Agent will agree in the Intercreditor Agreement for each of  the Noteholder Secured Parties that it will:

(i)            not object to or oppose a sale or other disposition of any ABL Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the ABL Secured Parties shall have consented to such sale or disposition of such ABL Collateral and the proceeds of such sale or disposition are applied in accordance with the Intercreditor Agreement.  Notwithstanding the foregoing, the Intercreditor Agreement shall not be construed to prohibit the Noteholder Secured Parties from exercising a credit bid in a sale or other disposition of ABL Collateral under Section 363 of the Bankruptcy Code; provided that in connection with and immediately after giving effect to any such sale pursuant to such credit bid there occurs a Discharge of ABL Obligations;

(ii)           not object to or otherwise contest (or support any other Person contesting), any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the ABL Collateral made by the ABL Secured Parties;

(iii)          until the Discharge of the ABL Obligations, not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the ABL Collateral, without the prior written consent of the Bank Collateral Agent;

(iv)          not object to, or otherwise contest (or support any Person contesting), (a) any request by the ABL Secured Parties for adequate protection on account of the ABL Collateral or (b) any objection by the ABL Secured Parties to any motion, relief, action or proceeding based on the Bank Collateral Agent’s or such holder of Lenders Debt’s claiming a lack of adequate protection with respect to the ABL Collateral;

(v)           until the Discharge of ABL Obligations, not assert or enforce (or support any Person asserting or enforcing) any claim under Section 506(c) of the Bankruptcy Code pari passu with the Liens on the ABL Collateral securing the Lenders Debt for costs or expenses of preserving or disposing any ABL Collateral; and

(vi)          not oppose or otherwise contest (or support any other Person contesting) any lawful exercise by the ABL Secured Parties of the right to credit bid at any sale of ABL Collateral.

In addition, no Noteholder Secured Party will file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their respective security interests in the ABL Collateral, except that:

(i)            any of them may freely seek and obtain relief granting a junior Lien co-extensive in all respects with, but subordinated to, all Liens granted in the insolvency or liquidation proceeding to, or for the benefit of, the holders of Lenders Debt (and the Intercreditor Agreement will provide that the ABL Secured Parties will not object to the granting of such junior Lien); and

(ii)           any of them may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of ABL Obligations.

Without limiting the generality of any provisions of the Intercreditor Agreement, any vote to accept, and any other act to support the confirmation or approval of any Non-Conforming Plan of Reorganization by any Noteholder Secured Party shall be inconsistent with and, accordingly, a violation of the terms of the Intercreditor Agreement, and the Bank Collateral Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization dismissed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

The First Lien Notes Collateral Agent and the Collateral Agent will agree in the Intercreditor Agreement for the Noteholder Secured Parties that (a) the Noteholder Secured Parties’ claims against the Co-Issuers and the Guarantors in respect of the ABL Collateral constitutes junior claims separate and apart (and of a different class) from the senior claims of the holders of Lenders Debt against the Co-Issuers and the related guarantors in respect of the ABL Collateral, (b) the Lenders Debt includes all interest that accrues after the commencement of any insolvency or liquidation proceeding of the Co-Issuers or any related guarantor at the rate provided for in the Credit Agreement, regardless of whether a claim for post-petition interest is allowed or allowable in any such insolvency or liquidation proceeding and (c) the Intercreditor Agreement constitutes a “subordination agreement” under Section 510 of the Bankruptcy Code.

The ABL Secured Parties and Convertible Notes Secured Parties will be subject to similar limitations in favor of the First Lien Notes Secured Parties pursuant to the Intercreditor Agreement.

Insurance

Until written notice by the Bank Collateral Agent to the Trustee that the Discharge of ABL Obligations has occurred, as between the Bank Collateral Agent, on the one hand, and the Noteholders Secured Parties, on the other hand, only the Bank Collateral Agent will have the right (subject to the rights of the grantors under the documents related to the Credit Agreement) to adjust or settle any insurance policy or claim covering or constituting ABL Collateral in the event of any covered loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the ABL Collateral.  Unless and until written notice by the First Lien Notes Trustee to the Bank Collateral Agent that the Discharge of First Lien Note Obligations has occurred, as between the Bank Collateral Agent and the Convertible Notes Secured Parties, on the one hand, and the First Lien Notes Trustee and the First Lien Notes Collateral Agent, as the case may be, on the other hand, only the First Lien Notes Collateral Agent will have the right (subject to the rights of the grantors under the documents related to the First Lien Notes) to adjust or settle any insurance policy or claim covering or constituting Notes Collateral in the event of any covered loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting the Notes Collateral.

Refinancings of the Credit Agreement, the First Lien Notes, the Convertible Notes and Management Notes

The obligations under the Credit Agreement, the First Lien Notes, the Convertible Notes and Management Notes may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under the Credit Agreement or any security document related thereto, the First Lien Notes Indenture or any security document related thereto or the Indenture and the Security Documents) of the ABL Secured Parties, First Lien Notes Secured Parties or Convertible Note Secured Parties all without affecting the Lien priorities provided for in the Intercreditor Agreement; provided, however, that the holders of any such refinancing or replacement Indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the Intercreditor Agreement pursuant to such documents or agreements (including amendments or supplements to the Intercreditor Agreement) as the Bank Collateral Agent, First Lien Notes Collateral Agent or Collateral Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Bank Collateral Agent, First Lien Notes Collateral Agent or Collateral Agent, as the case may be.

In addition, if at any time in connection with or after the Discharge of ABL Obligations, the Co-Issuers enter into any refinancing of the Credit Agreement secured by the ABL Collateral on a first-priority basis, then such Discharge of ABL Obligations shall automatically be deemed not to have occurred for all purposes of the Intercreditor Agreement, the Credit Agreement, the First Lien Notes Indenture and the Indenture, and the obligations under such refinancing shall automatically be treated as Lender Debt for all purposes of the Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of ABL Collateral set forth therein.

In connection with any refinancing or replacement contemplated by the foregoing paragraph, the Intercreditor Agreement may be amended at the request and sole expense of the Co-Issuers, and without the consent of any Holder of Convertible Notes, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement Indebtedness is in compliance with the Credit Agreement and the Indenture, (b) to establish that Liens on any Notes Collateral securing such refinancing or replacement Indebtedness shall have the same priority (or junior priority) as the Liens on any Notes Collateral securing the Indebtedness being refinanced or replaced and (c) to establish that the Liens on any ABL Collateral securing such refinancing or replacement indebtedness shall have the same priority (or junior priority) as the Liens on any ABL Collateral securing the

Indebtedness being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.

Subject to the terms of the Security Documents, the Co-Issuers and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Convertible Notes, to freely operate the Collateral and to collect, invest and dispose of any income therefrom.  See “Risk Factors—Risks Relating to the Convertible Notes—In the Event of our Bankruptcy, the Ability of the Holders of the Convertible Notes to Realize Upon the Collateral will be Subject to Certain Bankruptcy Law Limitations.”

Relationship between First Lien Notes Collateral Agent and Collateral Agent after Discharge of ABL Obligations

The Intercreditor Agreement will provide that after the Discharge of ABL Obligations, the First Lien Notes Collateral Agent shall accede to the rights and obligations of the Bank Collateral Agent thereunder.  Until the Discharge of First Lien Note Obligations, the Collateral Agent will retain only the rights and obligations it had prior to the Discharge of ABL Obligations.

Release of Collateral

The Co-Issuers and the Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Convertible Notes under any one or more of the following circumstances:

•                  to enable the disposition of such property or assets to the extent not prohibited under the Indenture;

•                  the release of Excess ABL Proceeds or Excess Proceeds that remain unexpended after the conclusion of an ABL Asset Sale Offer or Asset Sale Offer, as the case may be, conducted in accordance with the First Lien Notes Indenture;

•                  in the case of a Guarantor that is released from its Guarantee, the release of the property and assets of such Guarantor; or

•                  as described under “—Amendment, Supplement and Waiver” below.

The second-priority lien on the ABL Collateral securing the First Lien Notes and the third-priority lien on the ABL Collateral securing the Convertible Notes and any Management Notes will each terminate and be released automatically if the first-priority liens on the ABL Collateral are released by the Bank Collateral Agent in connection with a sale, transfer or disposition of ABL Collateral that occurs in connection with the foreclosure of, or other exercise of remedies with respect to, such ABL Collateral by the Bank Collateral Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after the Discharge of ABL Obligations).

The second-priority lien on the Notes Collateral securing the ABL Obligations and the third-priority lien on the Notes Collateral securing the Convertible Notes and any Management Notes will each terminate and be released automatically if the first-priority liens on the Notes Collateral are released by the First Lien Notes Collateral Agent in connection with a sale, transfer or disposition of Notes Collateral that occurs in connection with the foreclosure of, or other exercise of remedies with respect to, such Notes Collateral by the First Lien Notes Collateral Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after the Discharge of the First Lien Note Obligations).

The security interests in all Collateral securing the Convertible Notes and Guarantees also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Convertible Notes and all other Obligations under the Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) a discharge of the Indenture as described under “—Satisfaction and Discharge.”  In the event that both ABL Payment Discharge and a First Lien Notes Payment Discharge shall have occurred, the Lien on the Collateral in favor of the Convertible Notes Secured Parties shall become a first-priority security interest, subject to Permitted Liens.

Compliance with Trust Indenture Act

The Indenture will provide that the Co-Issuers will comply with the provisions of TIA § 314 to the extent applicable.  To the extent applicable, the Co-Issuers will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with.

Any certificate or opinion required by TIA § 314(d) will be made by an officer or legal counsel, as applicable, of the Co-Issuers except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee.  Notwithstanding anything to the contrary in this paragraph, the Co-Issuers will not be required to comply with all or any portion of TIA § 314(d) if it reasonably determines that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.

Without limiting the generality of the foregoing, certain no action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act.  The Co-Issuers and the Guarantors may, subject to the provisions of the Indenture, among other things, without any release or consent by the Noteholder Secured Parties, conduct ordinary course activities with respect to the Collateral, including, without limitation:

•                  selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business;

•                  abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents;

•                  surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating;

•                  altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•                  granting a license of any intellectual property;

•                  selling, transferring or otherwise disposing of inventory in the ordinary course of business;

•                  collecting accounts receivable in the ordinary course of business as permitted under the First Lien Notes Indenture;

•                  making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; and

•                  abandoning any intellectual property that is no longer used or useful in the Company’s business.

No Sinking Fund or Optional Redemption by Co-Issuers

No sinking fund is provided for the Convertible Notes and the Co-Issuer’s may not elect to redeem the Convertible Notes prior to the maturity date.

Certain Covenants

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur

Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for Parent and its Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the Convertible Notes shall not exceed $35.0 million at any one time outstanding.

The foregoing limitations will not apply to:

(a)   the incurrence of Indebtedness of the Company or any of the Restricted Subsidiaries under Credit Facilities in an aggregate amount at any time outstanding not to exceed the greater of (i) $125.0 million and (ii) the Borrowing Base as of the date of such incurrence;

(b)   [Reserved];

(c)   the incurrence by the Company and any Guarantor of Indebtedness represented by (i) the First Lien Notes (including any related guarantees) (other than any Additional First Lien Notes) (ii) the Convertible Notes (including any accreted interest and any Guarantee) and (iii) any Management Notes;

(d)   Existing Indebtedness (other than Indebtedness described in clauses (a) and (c));

(e)   Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Company or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (e) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (e), does not exceed the greater of (x) $60.0 million and (y) 6.0% of Total Assets;

(f)    Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(g)   Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(h)   Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a non-Guarantor is subordinated in right of payment to the Convertible Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (h);

(i)    Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that:

(1)     any such Indebtedness is made pursuant to an intercompany note; and

(2)     if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not the Company or a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (i);

(j)    shares of preferred stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause (j);

(k)   Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting:

(A)    interest rate risk with respect to any Permitted Indebtedness; or

(B)     exchange rate risk with respect to any currency exchange; or

(C)     commodity risk;

(l)    obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(m)  Indebtedness of any Guarantor in respect of such Guarantor’s Guarantee;

(n)   Indebtedness, Disqualified Stock and preferred stock of the Company or any Restricted Subsidiary otherwise permitted pursuant to Section [    ] of the First Lien Notes Indenture;

(o)              (1) any guarantee by the Company or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(2) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries;”

(p)   the incurrence by the Company or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (c) and (d) above, this clause (p) and clause (q) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums, defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)   has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Convertible Notes, in the case of Refinancing Indebtedness refinancing the Senior Subordinated Notes or in all other cases, of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced;

(2)   to the extent such Refinancing Indebtedness refinances (i) the Senior Subordinated Notes and related guarantees, such Refinancing Indebtedness is pari passu or subordinated in right of payment to the Convertible Notes and Guarantees, (ii) Indebtedness subordinated or pari passu in right of payment to the Convertible Notes and Guarantees (other than the Senior Subordinated Notes or related guarantees), such Refinancing Indebtedness is subordinated or pari passu in right of payment to the Convertible Notes and Guarantees at least to the same extent as the Indebtedness being refinanced or refunded or (iii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively; and

(3)   shall not include

(x)           Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Company;

(y)   Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor; or

(z)           Indebtedness, Disqualified Stock or preferred stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

(q)         Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; provided further that after giving effect to such acquisition or merger, either:

(1)          the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2)          the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition or merger;

(r)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(s)          Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $15.0 million at any time outstanding; provided that Indebtedness under this clause (s) may be incurred under any Credit Facility;

(t)            Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit; and

(u)         Indebtedness of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (u) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof; provided that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to clause (n) hereof shall be deemed to have been incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on clause (n).  Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture will provide that the Company will not, and will not permit any Guarantor to directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Convertible Notes or such Guarantor’s Guarantee to the extent in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of the Company or such Guarantor as the case may be.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien that secures obligations under any Indebtedness or any related guarantees (the “Initial Lien”) of any kind upon any of their property or assets, now owned or hereafter acquired, except:

(1)          in the case of Initial Liens on any Collateral, any Initial Lien if (i) such Initial Lien expressly has Junior Lien Priority on the Collateral relative to the Convertible Notes; or (ii) such Initial Lien is a Permitted Lien; and

(2)          in the case of any other asset or property, any Initial Lien if (i) the Convertible Notes are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders of the Convertible Notes pursuant to clause (2) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Collateral Agent may have on the proceeds from such sale.

Merger, Consolidation or Sale of All or Substantially All Assets

Neither of the Co-Issuers, may consolidate or merge with or into or wind up into (whether or not it is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its respective properties or assets in one or more related transactions, to any Person unless:

(1)          such Co-Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Co-Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2)          the Successor Company, if other than such Co-Issuer, expressly assumes all the obligations of such Co-Issuer under the Indenture, the Convertible Notes and the Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)          immediately after such transaction no Default or Event of Default exists;

(4)          immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

(A)      the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(B)        the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such Ratio for Parent and its Subsidiaries immediately prior to such transaction;

(5)          each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Convertible Notes;

(6)          such Co-Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture and, if a supplemental indenture or any supplement to any Security Document is required in connection with such transaction, such supplement shall comply with the applicable provisions of the Indenture;

(7)          to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Security Documents, the Successor Company shall have taken such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall have taken all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

(8)          the Collateral owned by or transferred to the Successor Company shall:

(a)                                  continue to constitute Collateral under the Indenture and the Security Documents,

(b)                                 be subject to a Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Convertible Notes, and

(c)                                  not be subject to any Lien other than Permitted Liens.

The Successor Company will succeed to, and be substituted for such Co-Issuer under the Indenture and the Convertible Notes.  Notwithstanding the foregoing clauses (3) and (4),

(a)          any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to a Co-Issuer; and

(b)         each Co-Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating a Guarantor or such Co-Issuer in another State of the United States so long as the amount of Indebtedness of such Co-Issuer and the Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor will not, and each Co-Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(A)      (1)                                  such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(2)          the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)          immediately after such transaction no Default or Event of Default exists;

(4)          the Co-Issuers shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture and, if a supplemental indenture or any supplement to any Security Document is required in connection with such transaction, such supplement shall comply with the applicable provisions of the Indenture;

(5)          to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Security Documents, the Successor Company shall have taken such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall have taken all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

(6)          the Collateral owned by or transferred to the Successor Person shall:

(i)             continue to constitute Collateral under the Indenture and the Security Documents,

(ii)          be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Convertible Notes, and

(iii)       not be subject to any Lien other than Permitted Liens; or

(B)        the transaction is made in compliance with Section [    ] of the First Lien Notes Indenture describing permissible asset sales.

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee.  Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or to the Co-Issuers.

Transactions with Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(a)          such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b)         the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)          transactions between or among the Company and/or any of the Restricted Subsidiaries;

(2)          Restricted Payments permitted by Section [    ] of the First Lien Notes Indenture and the definition of “Permitted Investments”;

(3)          the payment of management, consulting, monitoring and advisory fees and related expenses to KKR and its Affiliates in an aggregate amount in any fiscal year not to exceed an amount approved by the disinterested members of the Board of Directors;

(4)          the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Company, any of its direct or indirect parents or any Restricted Subsidiary;

(5)          payments by the Company or any Restricted Subsidiary to KKR and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Company in good faith;

(6)          transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)          payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parents or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Company in good faith;

(8)          any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect);

(9)          the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

(10)    the issuance of any Additional Convertible Notes or any Management Notes;

(11)    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(12)    the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, officer, employee or consultant; and

(13)    sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)          (1)          pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

(2)            pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(b)         make loans or advances to the Company or any Restricted Subsidiary; or

(c)          sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1)          contractual encumbrances or restrictions in effect on the Issue Date, including, without limitation, pursuant to the First Lien Notes and the First Lien Notes Indenture, the Credit Agreement and its related documentation and the Senior Subordinated Notes and the indenture governing the Senior Subordinated Notes;

(2)          the Convertible Notes and any Third Lien Indebtedness and the indentures relating thereto;

(3)          purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(4)          applicable law or any applicable rule, regulation or order;

(5)          any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)          contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(7)          secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8)          restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)          other Indebtedness, Disqualified Stock or preferred stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that impose restrictions solely on the Foreign Subsidiaries party thereto;

(10)    customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(11)    customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(12)    any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s board of directors, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(13)    restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Company, are necessary or advisable to effect such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

(a)          The Company will not permit any Restricted Subsidiary that is a Domestic Subsidiary, other than a Guarantor or a special-purpose Restricted Subsidiary formed in connection with Receivables Facilities, to guarantee the payment of any Indebtedness of the Company or any other Guarantor unless:

(A)   such Restricted Subsidiary simultaneously executes and delivers supplemental indentures to the Indenture providing for a guarantee of payment of the Convertible Notes by such Restricted Subsidiary, except that if such Indebtedness is by its express terms subordinated in right of payment to the Convertible Notes or such Guarantor’s Guarantee of the Convertible Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee with respect to the Convertible Notes substantially to the same extent as such Indebtedness is subordinated in right of payment to the Convertible Notes;

(B)     such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its guarantee; and

(C)     such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that:

(1)          such Guarantee of the Convertible Notes has been duly executed and authorized and

(2)          such Guarantee of the Convertible Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

(b)         Notwithstanding the foregoing and the other provisions of the Indenture, any Guarantee by a Restricted Subsidiary of the Convertible Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(A)      any sale, exchange or transfer (by merger or otherwise) of all of the Company’s Capital Stock in such Guarantor (including any sale, exchange or transfer following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture,

(B)        the release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee,

(C)        if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

(D)       if the Company’s obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Reports and Other Information

Notwithstanding that Parent may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Securities and Exchange Commission (the “Commission”), the Indenture will require Parent to file with the Commission (and make available to the Trustee and Holders of the Convertible Notes (without exhibits), without cost to each Holder, within 15 days after it files them with the Commission),

(a)          within 90 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(b)         within 45 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

(c)          promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(d)         any other information, documents and other reports which Parent would be required to file with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that Parent shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing, in which event Parent will make available such information to prospective purchasers of Convertible Notes, in addition to providing such information to the Trustee and the Holders of the Convertible Notes, in each case within 15 days after the time Parent would be required to file such information with the Commission, if it were subject to Sections 13 or 15(d) of the Exchange Act.

Events of Default and Remedies

The following events constitute Events of Default under the Indenture:

(1)          failure to pay when due the principal of any of the Convertible Notes at final maturity, upon acceleration or exercise of a repurchase right or otherwise;

(2)          failure to deliver, within the period specified in the Indenture, the shares of Common Stock and any other securities or property together with cash in lieu of any fractional shares, due upon conversion of the Convertible Notes and that failure continues for five days;

(3)          failure by the Co-Issuers or any Guarantor for 30 days after receipt of written notice given by the Trustee or the Holders of at least 30% in principal amount of the Convertible Notes then outstanding and issued under the Indenture to comply with any of its other agreements in the Indenture, the Security Documents, the Intercreditor Agreement or the Convertible Notes;

(4)          default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Convertible Notes, if both:

(A)      such default either:

•                  results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods); or

•                  relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B)        the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

(5)          failure by the Co-Issuers or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)          certain events of bankruptcy or insolvency with respect to the Co-Issuers or any Significant Subsidiary;

(7)          the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with the Indenture;

(8)          failure to give notice of a fundamental change or a make-whole event and such failure continues for five days after the final date that the Co-Issuers are required to provide such notice to Holders of Convertible Notes under the Indenture;

(9)          any security interest and Lien purported to be created by any Security Document with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $25.0 million shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Convertible Notes Secured Parties, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected third-priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in the Indenture, the Security Documents and the Intercreditor Agreement)) in favor of the Collateral Agent, for a period of 30 days after notice, or shall be asserted by the Co-Issuers, Holdings or any Guarantor to not be, a valid, perfected, third-priority (except as otherwise expressly provided in the Indenture, the Security Documents or the Intercreditor Agreement) security interest in or Lien on the Collateral covered thereby; except to the extent that any such loss of perfection or priority results from the failure of the Trustee to make filings, renewals and continuations (or other equivalent filings) or take other appropriate action or the failure of the Trustee to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding Convertible Notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Convertible Notes issued under the Indenture to be due and payable immediately.  Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Convertible Notes will become due and payable without further action or notice.  Holders may not enforce the Indenture or the Convertible Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Convertible Notes issued under the Indenture, other than Convertible Notes beneficially owned by the Co-Issuers or their Affiliates, may direct the Trustee in its exercise of any trust or power.  The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.  In addition, the Trustee shall have no obligation to accelerate the Convertible Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such Convertible Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Convertible Notes issued thereunder, other than Convertible Notes beneficially owned by the Co-Issuers or their Affiliates, by notice to the Trustee may on behalf of the Holders of all of such Convertible Notes waive any existing Default or Event of Default and its consequences under the Indenture except:

•                  a Default or Event of Default in the payment of principal of, or interest on, the Convertible Notes;

•                  in respect of the failure to deliver shares of Common Stock upon conversion of the Convertible Notes; or

•                  in respect of the covenants or provisions in the Indenture that may not be modified or amended without the consent of the holder of each Convertible Note affected as described in “— Amendment, Supplement and Waiver”.

In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose

•                  the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

•                  the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

•                  if the default that is the basis for such Event of Default has been cured.

The Indenture provides that the Co-Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Co-Issuers are required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Co-Issuers or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Co-Issuers or any Guarantor or any of their parent companies shall have any liability for any obligations of the Co-Issuers or the Guarantors under the Convertible Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting a Convertible Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Convertible Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Convertible Notes issued thereunder, when either

(a)          all such Convertible Notes theretofore authenticated and delivered, except lost, stolen or destroyed Convertible Notes which have been replaced, paid or converted and Convertible Notes for whose payment moneys or conversion shares of Common Stock have theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b)     (1)        all such Convertible Notes not theretofore delivered to such Trustee for cancellation or conversion have become due and payable and the Co-Issuers or any Guarantor have irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, in such amounts as will be sufficient to pay and discharge the entire indebtedness on such Convertible Notes not theretofore delivered to the Trustee for cancellation or conversion for principal and accrued interest to the date of maturity;

(2)                                  no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the Convertible Notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Co-Issuers or any Guarantor are a party or by which the Co-Issuers or any Guarantor are bound;

(3)          the Co-Issuers have paid or caused to be paid all sums payable by it under the Indenture; and

(4)          the Co-Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money or shares of Common Stock toward the payment or conversion of such Convertible Notes.

In addition, the Co-Issuers must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Paying Agent and Registrar for the Convertible Notes

The Co-Issuers will maintain one or more paying agents for the Convertible Notes in the Borough of Manhattan, City of New York.  The initial paying agent for the Convertible Notes will be the Trustee.

The Co-Issuers will also maintain a registrar with offices in the Borough of Manhattan, City of New York.  The initial registrar will be the Trustee.  The registrar will maintain a register reflecting ownership of the Convertible Notes outstanding from time to time and will make payments on and facilitate transfer of Convertible Notes on behalf of the Co-Issuers.

The Co-Issuers may change the paying agents or the registrars without prior notice to the Holders.  The Co-Issuers or any Guarantor may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Convertible Notes in accordance with the Indenture.  The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Co-Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Co-Issuers are not required to transfer or exchange any Convertible Note selected for redemption.  Also, the Co-Issuers are not required to transfer or exchange any Convertible Note for a period of 15 days before a selection of Convertible Notes to be redeemed.

The registered Holder of a Convertible Note will be treated as the owner of the Convertible Note for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next five succeeding paragraphs, (i) the Indenture, Security Documents, Intercreditor Agreement, any related Guarantee and the Convertible Notes issued thereunder may be amended or supplemented and (ii) compliance with any provision of the Indenture or the Convertible Notes issued thereunder may be waived with the consent of the Holders of at least a majority in principal amount of the Convertible Notes then outstanding and issued under the Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Convertible Notes.

Any existing Default or Event of Default may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Convertible Notes issued under the Indenture, other than Convertible Notes beneficially owned by the Co-Issuers or their Affiliates.

The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any Convertible Notes issued under the Indenture and held by a non-consenting Holder:

(1)   reduce the principal amount of Convertible Notes whose Holders must consent to an amendment, supplement or waiver,

(2)   reduce the principal of or change the fixed maturity of any such Convertible Note (other than provisions relating to the covenants described under the captions “—Make Whole Amount” and “—Fundamental Change Requires the Co-Issuers to Repurchase Convertible Notes at the Option of the Holder”),

(3)   reduce the rate of or change the time for payment of interest on any Convertible Note,

(4)   waive a Default or Event of Default in the payment of principal of, or interest on, the Convertible Notes issued under the Indenture, except a rescission of acceleration of the Convertible Notes by the Holders of at least a majority in aggregate principal amount of the Convertible Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders,

(5)   make any Convertible Note payable in money other than that stated in the Convertible Notes,

(6)   make any change in these amendment and waiver provisions,

(7)   impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Convertible Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Convertible Notes,

(8)   make any change in any Security Document, any Intercreditor Agreement or the provisions in the Indenture dealing with the Collateral or the Security Documents or the application of trust proceeds of the Collateral that would adversely affect the Holders in any material respect or release all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of the Indenture, the Security Documents and the Intercreditor Agreement) or change or alter the priority of the security interests in the Collateral in any manner adverse to the Holders of the Convertible Notes,

(9)   make any change to or modify the ranking of the Convertible Notes that would adversely affect the Holders, or

(10) except as otherwise permitted or contemplated by provisions of the Indenture, impair or adversely affect the conversion rights of Holders of the Convertible Notes, including any adverse change to the conversion price.

In addition, the Intercreditor Agreement will provide that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents securing the obligations under the Credit Agreement, to the extent applicable to the ABL Collateral, will also apply automatically to the comparable Security Documents with respect to the Holders’ interest in the ABL Collateral.  The Intercreditor Agreement will have a similar provision regarding the effect of any amendment, waiver or consent to any of the Security Documents, to the extent applicable to the Notes Collateral, on the corresponding collateral documents with respect to any obligations under the Credit Agreement and the Indenture.

Notwithstanding the foregoing, without the consent of any Holder, the Co-Issuers, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Guarantee, the Convertible Notes, the Security Documents or the Intercreditor Agreement:

(1)   to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)   to provide for uncertificated Convertible Notes in addition to or in place of certificated Convertible Notes;

(3)   to comply with the covenant relating to mergers, consolidations and sales of assets;

(4)   to provide the assumption of the obligations of either of the Co-Issuers’, or any Guarantor’s obligations, to Holders;

(5)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights under the Indenture of any such Holder;

(6)   to add covenants for the benefit of the Holders or to surrender any right or power conferred upon one or both of the Co-Issuers;

(7)   to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8)   to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

(9)   to add a Guarantor under the Indenture or to add additional assets as Collateral;

(10) to conform the text of the Indenture, Guarantees or the Convertible Notes or any Security Document or any Intercreditor Agreement to any provision of this “Description of Convertible Notes”;

(11) in the case of the Intercreditor Agreement, in order to subject the security interests in the Collateral in respect of any Other First Lien Note Obligations and Lender Debt to the terms of the Intercreditor Agreement, in each case to the extent the Incurrence of such Indebtedness, and the grant of all Liens on the Collateral held for the benefit of such Indebtedness were permitted hereunder; or

(12) .to provide for conversion rights of Holders of Convertible Notes upon any recapitalization, reclassification or change of Common Stock, a consolidation, merger or combination involving the, a sale, lease or other transfer to another corporation of the consolidated assets of Parent and its Subsidiaries substantially as an entirety, or any statutory share exchange.

The Intercreditor Agreement may be amended from time to time with the consent of certain parties thereto.  In addition, the Intercreditor Agreement and Security Documents may be amended from time to time at the sole request and expense of the Co-Issuers, and without the consent of the Bank Collateral Agent, the First Lien Notes Collateral Agent, the Collateral Agent or any Third Lien Collateral Agent:

(1)   (A)  to add other parties (or any authorized agent thereof or trustee therefor) holding Other First Lien Note Obligations that are incurred in compliance with the Credit Agreement, the First Lien Notes Indenture and the Security Documents, (B) to establish that the Liens on any Notes Collateral securing such Other First Lien Note Obligations shall be pari passu under the Intercreditor Agreement with the Liens on such Notes Collateral securing the Obligations under the First Lien Notes Indenture, the First Lien Notes and the related guarantees and senior to the Liens on such Notes Collateral securing (x) any Obligations under the Credit Agreement and (y) the Convertible Notes and Management Notes, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (C) to establish that the Liens on any ABL Collateral securing such Other First Lien Note Obligations to the extent required by the terms of such Other First Lien Note Obligations, shall be either pari passu under the Intercreditor Agreement with the Liens on such ABL Collateral securing the Obligations under the First Lien Notes Indenture, the First Lien Notes and the related guarantees, junior and subordinated to the Liens on such ABL Collateral securing any obligations under the Credit Agreement and senior to the Liens on such ABL Collateral securing the Convertible Notes and Management Notes or pari passu with the Liens on such ABL Collateral securing the Convertible Notes and Management Notes and junior and subordinated to the Liens on such ABL Collateral securing obligations under the Credit Agreement, the First Lien Notes Indenture, the First Lien Notes and the related guarantees, all on the terms provided for in the Intercreditor Agreement as in effect immediately prior to such amendment; and

(2)   (A)  to add other parties (or any authorized agent thereof or trustee therefor) holding Third Lien Indebtedness that is incurred in compliance with the Credit Agreement and the Indenture and the Security Documents, (B) to establish that the Liens on any ABL Collateral securing such Indebtedness shall be pari passu under the Intercreditor Agreement with the Liens on such ABL Collateral securing the obligations under the Convertible Notes and Management Notes and junior to the Liens on such ABL Collateral securing any obligations under the First Lien Notes Indenture, the First Lien Notes and the related guarantees and the Credit Agreement, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (C) to establish that the Liens on any Notes Collateral securing such Indebtedness shall be pari passu under the Intercreditor Agreement with the Liens on such Notes Collateral securing the obligations under the Convertible Notes and Management Notes, junior and subordinated to the Liens on such Notes Collateral securing any obligations under the First Lien Notes Indenture, the First Lien Notes and the related guarantees and the Credit Agreement, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment.  Any such additional party and the Bank Collateral Agent, Trustee, First Lien Notes Collateral Agent and Collateral Agent shall be entitled to rely upon a certificate delivered by an Officer certifying that such Other First Lien Note Obligations or Third Lien Indebtedness, as the case may be, were issued or borrowed in compliance with the Credit Agreement and the First Lien Notes Indenture and the Security Documents.  Any amendment of the Intercreditor Agreement or Security Documents that is proposed to be effected without the consent of the Bank Collateral Agent, the First Lien Notes Collateral Agent or the Collateral Agent, as applicable, will be submitted to such Person for its review at least 5 business days prior to the proposed effectiveness of such amendment.

The Security Agreements or the Intercreditor Agreement will provide that, as between collateral agents in whose favor equal priority Liens have been granted on the applicable Collateral for the benefit of holders of different series of Indebtedness (e.g. the First Lien Notes Collateral Agent and the collateral agent for any Other First Lien Note Obligations as to their respective first priority Liens on the Notes Collateral), the “Applicable Authorized Representative” will have the right to direct foreclosures and take other actions with respect to the applicable Collateral and the other collateral agent shall have no right to take actions with respect to such Collateral.  The Applicable Authorized Agent shall be the collateral agent representing the series of Indebtedness with the greatest outstanding aggregate principal amount.

The consent of the holders of the Convertible Notes is not necessary under the Indenture, any Security Document or the Intercreditor Agreement to approve the particular form of any proposed amendment.  It is sufficient if such consent approves the substance of the proposed amendment.

See also “Security for the Convertible Notes—Intercreditor Agreement—Refinancings of the Credit Agreement, the First Lien Notes, the Convertible Notes and Management Notes.”

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Co-Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.  The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Convertible Notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions.  The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs.  Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Convertible Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Global Convertible Notes: Book-Entry Form

The Convertible Notes will be evidenced by one or more global Convertible Notes deposited with the Trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee.  Record ownership of the global Convertible Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

Ownership of beneficial interests in a global Convertible Note will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants.  Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds.  Holders may also beneficially own interests in the global Convertible Notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global Convertible Notes, Cede & Co. for all purposes will be considered the sole Holder of the global Convertible Notes.  Except as provided below, owners of beneficial interests in the global Convertible Notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered Holders thereof.  The laws of some states require that certain persons take physical delivery of securities in definitive form.  Consequently, the ability to transfer or pledge a beneficial interest in the global Convertible Notes to such persons may be limited.

We will wire, through the facilities of the Trustee, the principal, and interest payments on the global Convertible Notes to Cede & Co., the nominee for DTC, as the registered owner of the global Convertible Notes.  We, the Trustee and any paying agent will have no responsibility or liability for paying amounts due on the global Convertible Notes to owners of beneficial interests in the global Convertible Notes.

It is DTC’s current practice, upon receipt of any payment of principal of, and interest on the global Convertible Notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Convertible Notes represented by the global Convertible Notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date.  Payments by DTC participants to owners of beneficial interests in Convertible Notes represented by the global Convertible Notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If a Holder would like to convert Convertible Notes into common stock pursuant to the terms of the Convertible Notes, the Holder should contact the Holder’s broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a Holder’s ability to pledge the Holder’s interest in the Convertible Notes represented by global Convertible Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither the Co-Issuers nor the Trustee (nor any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations.  DTC has advised the Co-Issuers that it will take any action permitted to be taken by a Holder of Convertible Notes, including, without limitation, the presentation of Convertible Notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Convertible Notes are credited and only for the principal amount of the Convertible Notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17 A of the Exchange Act.  DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates.  Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the Convertible Notes.  Certain DTC participants or their representatives, together with other entities, own DTC.  Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Convertible Notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.  If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause Convertible Notes to be issued in definitive registered form in exchange for the global Convertible Notes.  None of the Co-Issuers, the Trustee or any of such enities’ respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global Convertible Notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated Convertible Notes

We will issue the Convertible Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Convertible Note may be converted for definitive certificated Convertible Notes upon request by or on behalf of DTC in accordance with customary procedures.  The Indenture permits us to determine at any time and in our sole discretion that Convertible Notes shall no longer be represented by global Convertible Notes.  DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global Convertible Notes at the request of each DTC participant.  We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Any Convertible Note that is convertible pursuant to the preceding sentence is convertible for Convertible Notes registered in the names which DTC will instruct the Trustee.  It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global Convertible Note.  Subject to the foregoing, a global Convertible Note is not exchangeable except for a global Convertible Note or global Convertible Notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Governing Law

The Indenture, the Convertible Notes, the Guarantees, the Security Documents and the Intercreditor Agreement will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture.  Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.  For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“ABL Collateral” means the portion of the Collateral as to which the holders of the Lenders Debt and related guarantees have a first-priority security interest, subject to Permitted Liens, as described under “Security for the Convertible Notes—ABL Collateral.”

“Acquired Indebtedness” means, with respect to any specified Person,

(1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional First Lien Notes” means any additional first lien notes (other than the First Lien Notes) issued after the original issuance of the First Lien Notes that are substantially similar to the First Lien Notes and are secured by any of the Collateral with Pari passu Lien Priority relative to the First Lien Notes and with respect to which the holders (or a trustee or agent on behalf of such holders) shall have executed a supplement to the Intercreditor Agreement agreeing to be bound thereby on the same terms applicable to the holders of First Lien Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“After-Acquired Property” means any property of the Co-Issuers or any Guarantor acquired after the Issue Date that is intended to secure the Obligations under the Indenture and the Convertible Notes pursuant to the Security Documents.

“Bank Collateral Agent” means JPMorgan Chase Bank, N.A.

“Bank Lenders” means the lenders or holders of Indebtedness issued under the Credit Agreement.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Borrowing Base” means, as of any date, an amount equal to the sum of (x) 85% of the book value of the accounts receivable and (y) 65% of the book value of the inventory, in each case of the Company and the Guarantors on a consolidated basis as of the end of the most recently completed fiscal quarter preceding such date for which internal financial statements are available.

“Capital Stock” means

(1)   in the case of a corporation, corporate stock,

(2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means

(1)   United States dollars,

(2)   pounds sterling,

(3)   (a)  euro, or any national currency of any participating member state in the European Union or,

(b)   in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

(4)   securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(5)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million,

(6)   repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

(7)   commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof,

(8)   investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above,

(9)   readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition and

(10) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Collateral” means all the assets and properties subject to the Liens created by the Security Documents.

“Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., in its capacity as “Collateral Agent” under the Indenture and under the Security Documents, and any successor thereto in such capacity.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 — Accounting for Derivative Instruments and Hedging Activities”), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations, and excluding amortization of deferred financing fees and any expensing of bridge or other financing fees), and

(b)   consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less

(c)   interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1)   any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, without limitation, relating to severance, relocation and new product introductions) shall be excluded,

(2)   the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3)   any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(4)   any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the board of directors of the Company, shall be excluded,

(5)   the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6)   solely for the purpose of determining the amount available for Restricted Payments under Section [    ] of the First Lien Notes Indenture, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7)   the effects of adjustments resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

(8)   any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9)   any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

“Consolidated Senior Secured Debt Ratio” means, as of any date of determination, the ratio of (1) the sum of Lenders Debt plus the aggregate amount outstanding under any Receivables Facility plus the aggregate principal amount of the First Lien Notes plus the aggregate principal amount (or accreted value) of any Other First Lien Note Obligations to (2) the Company’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)   to advance or supply funds

(A)  for the purchase or payment of any such primary obligation or

(B)   to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Convertible Notes Secured Parties” means the Trustee, the Collateral Agent, each Holder of Convertible Notes, any Additional Convertible Notes and each other holder of, or obligee in respect of, any obligations in respect of the Convertible Notes outstanding at such time,  in each case, in its capacity as such and not in any other capacity.

“Credit Agreement” means the Credit Agreement dated as of May 13, 2009 among the Company, the Guarantors, the various lenders and agents party thereto and J.P. Morgan Chase Bank, N.A. as Administrative Agent, together with any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder, alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means, with respect to the Company, one or more debt facilities, including, without limitation, the Credit Agreement, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Preferred Stock” means preferred stock of the Company or any parent thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Guarantor or a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of the Company or the applicable parent thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section [    ] of the First Lien Notes Indenture.

“Discharge of ABL Obligations” means the date on which the Lenders Debt has been paid in full, in cash, all commitments to extend credit thereunder shall have been terminated and the Lenders Debt is no longer secured by such ABL Collateral; provided that the Discharge of ABL Obligations shall not be deemed to have occurred in connection with a refinancing of such Lenders Debt with Indebtedness secured by such ABL Collateral on a first-priority basis under an agreement that has been designated in writing by the administrative agent under the Credit Facility so refinancing the Credit Agreement and the First Lien Notes Trustee to be in accordance with the terms of the Intercreditor Agreement.

“Discharge of First Lien Note Obligations” means the date on which the First Lien Note Obligations have been paid in full and are no longer secured by the Notes Collateral; provided that the Discharge of First Lien Note Obligations shall not be deemed to have occurred in connection with a refinancing of such First Lien Notes with Indebtedness secured by such Notes Collateral on a first-priority basis under an agreement so refinancing the First

Lien Notes that has been designated in writing by the administrative agent under the Credit Facility and the First Lien Notes Trustee to be in accordance with the terms of the Intercreditor Agreement.

“Discharge of Prior Secured Obligations” means the first date on which the Discharge of ABL Obligations and the Discharge of First Lien Note Obligations shall have occurred.

“Disqualified Stock “ means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Convertible Notes or the date the Convertible Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any direct or indirect wholly-owned Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication)

(a)   provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(b)   Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(c)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(d)   any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the Indenture (whether or not successful), including such fees, expenses or charges related to the offering of the First Lien Notes, the Convertible Notes and the Credit Facilities, and deducted in computing Consolidated Net Income, plus

(e)   the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, plus

(f)    any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(g)   the amount of any minority interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

(h)   any net gain or loss resulting from currency exchange risk Hedging Obligations, plus

(i)    the amount of management, monitoring, consulting and advisory fees and related expenses paid to KKR or any of its Affiliates, plus

(j)    expenses related to the implementation of enterprise resource planning system, less

(k)   non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or preferred stock of the Company or any of its direct or indirect parents (excluding Disqualified Stock), other than

(a)   public offerings with respect to the Company’s or any direct or indirect parent’s common stock registered on Form S-8; and

(b)   any sales to Parent or any of its Subsidiaries.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Assets” means the collective reference to (i) any interest in real property if the greater of the cost and the book value of such interest is less than $1,000,000; (ii) any property or asset only to the extent and for so long as the grant of a security interest in such property or asset is prohibited by any applicable law or requires a consent not obtained of any governmental authority pursuant to applicable law; (iii) any right, title or interest in any permit, license or contract held by the Company or any Guarantor or to which the Company or any Guarantor is a party or any of its right, title or interest thereunder, in each case only to the extent and for so long as the terms of such permit, license or contract validly prohibits the creation by the Company or a Guarantor, as applicable, of a security interest in such permit, license or contract in favor of the First Lien Notes Collateral Agent (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provisions) of any relevant jurisdiction or any other applicable law (including Title 11 of the United States Code) or principles of equity); (iv) Capital Stock of a Person that constitutes a Subsidiary (other than a Wholly Owned Subsidiary) the pledge of which would violate a contractual obligation to the owners of the other Capital Stock of such Person that is binding on or relating to such Capital Stock; (v) any equipment or real property (and proceeds thereof) of the Company or any Guarantor that is subject to a purchase money Lien or Capital Lease Obligation permitted under the Indenture to the extent the documents relating to such purchase money Lien or Capital Lease Obligation would not permit such equipment or real property (and proceeds thereof) to be subject to the Liens created under the Security Documents; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, such equipment or real property shall cease to be an “Excluded Asset”; (vi) assets of the Company or any Guarantor located outside of the United States to the extent a Lien on such assets cannot be created and perfected under United States federal or state law; and (vii) After-Acquired Property subject to Permitted Liens described in clause (8) or (9) of the definition of Permitted Liens so long as the documents governing such Permitted Liens do not permit any other Liens on such After-Acquired Property; provided, however, that Excluded Assets will not include (a) any proceeds, substitutions or replacements of any Excluded Assets referred to above (unless such proceeds, substitutions or replacements would constitute Excluded Assets) or (b) any asset which secures obligations with respect to the Lenders Debt.

“Existing Indebtedness” means Indebtedness of the Company or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

“First Lien Notes” means the       % Senior Secured Notes due 2016 issued on or prior to the Issue Date in an aggregate amount not to exceed $350,000,000 and all guarantees thereof.

“First Lien Notes Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., in its capacity as “Collateral Agent” under the First Lien Notes Indenture and under the related security documents, and any successor thereto in such capacity.

“First Lien Notes Indenture” means the indenture dated as of May [    ], 2009, among the Company, as issuer, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as First Lien Notes Trustee and First Lien Notes Collateral Agent; provided that “First Lien Notes Indenture” refers to the First Lien Notes Indenture in effect on the Issue Date and for the avoidance of doubt does not incorporate any amendments to the First Lien Notes Indenture made after the Issue Date.

“First Lien Notes Trustee” means The Bank of New York Mellon Trust Company, N.A..

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or redeems, retires or extinguishes any Indebtedness (other than reductions in amounts outstanding under revolving facilities unless accompanied by a corresponding termination of commitment) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.  If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a)   Consolidated Interest Expense (excluding amounts for interest payments that are payments-in-kind or any accretion to principal amount on the Convertible Notes of such Person for such period),

(b)   all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person, and

(c)   all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.  At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.  The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of Convertible Notes.

“Government Securities” means securities that are

(a)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(b)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Co-Issuers’ Obligations under the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under

(a)   currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(b)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means a holder of the Convertible Notes.

“Holdings Guaranty” means the Guarantee by Holdings of the Co-Issuers’ obligations with respect to the Convertible Notes, including any Guarantee entered into after the Issue Date.

“Indebtedness” means, with respect to any Person,

(a)   any indebtedness (including principal and premium) of such Person, whether or not contingent

(1)   in respect of borrowed money,

(2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(3)   representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

(4)   representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(c)   to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness; and obligations under or in respect of Receivables Facilities shall not be deemed to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Intercreditor Agreement” means the intercreditor agreement dated as of the Issue Date among the Bank Collateral Agent, the Trustee, the First Lien Notes Collateral Agent, the Collateral Agent, the Company and each Guarantor, as it may be amended from time to time in accordance with the Indenture.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.  For purposes of the definition of “Unrestricted Subsidiary,”

(1)   “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(x)    the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(y)   the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Issue Date” means                     , 2009.

“Junior Lien Priority” means, relative to specified Indebtedness, having Lien priority that is junior to the Convertible Notes on specified Collateral and either subject to the Intercreditor Agreement or an intercreditor agreement on a basis that is no more favorable to the holder of such specified indebtedness than the provisions applicable to the holders of Convertible Notes relative to the Prior Secured Parties.

“KKR” means Kohlberg Kravis Roberts & Co. L.P.

“Lenders Debt” means any (i) Indebtedness outstanding from time to time under the Credit Agreement, (ii) any Indebtedness which has a first-priority security interest in the ABL Collateral (subject to Permitted Liens) and (iii) all cash management Obligations and Hedging Obligations incurred with any Bank Lender (or their affiliates).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of any of Parent or its Subsidiaries at such time.

“Management Notes” means up to $25,000,000 aggregate principal amount of 8.00% convertible senior secured third lien notes due 2016 of the Co-Issuers, having terms and conditions that are not less favorable to the Co-Issuers than the Convertible Notes and with respect to which the holders (or a trustee or agent on behalf of such holders) shall have executed a supplement to the Intercreditor Agreement agreeing to be bound thereby on the same terms applicable to the holders of Convertible Notes.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Debt” means, on a consolidated basis, (i) the Indebtedness of Parent and its Subsidiaries (excluding the Convertible Notes and Management Notes) less (ii) Cash Equivalents held by Parent and its Subsidiaries.

 “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Non-Conforming Plan of Reorganization” means any plan of reorganization that (i) does not provide for payment in full of the ABL Obligations, (ii) is not approved by the Bank Collateral Agent and (iii) grants any Noteholder Secured Party any right or benefit, directly or indirectly, which right or benefit is prohibited at such time by the provisions of the Intercreditor Agreement.

“Notes Collateral” means the portion of the Collateral as to which First Lien  Notes and related guarantees have a first-priority security interest subject to Permitted Liens as described under “Security for the Convertible Notes—Notes collateral.”

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the board of directors, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Parent or the the Company, as applicable.

“Officers’ Certificate” means a certificate signed on behalf of the Co-Issuers by two Officers of each of the Co-Issuers, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of each Co-Issuer that meets the requirements set forth in the Indenture.

“Other First Lien Note Obligations” means any Additional First Lien Notes and any other Indebtedness having Pari passu Lien Priority relative to the First Lien Notes with respect to First Lien Notes Collateral, either Pari passu Lien Priority, Junior Lien Priority or no Lien with respect to the ABL Collateral and substantially identical terms as the First Lien Notes (other than issue price, interest rate, yield and redemption terms) and any Indebtedness that refinances or refunds (or successive refinancings and refundings) any First Lien Notes or Additional First Lien Notes and all obligations with respect to such Indebtedness; provided, that such Indebtedness may (a) contain terms and covenants that are, in the reasonable opinion of the Company, less restrictive to the Company and the Restricted Subsidiaries than the terms and covenants under the First Lien Notes; provided that such Indebtedness has Pari passu Lien Priority relative to the First Lien Notes; and (b) contain terms and covenants that are more restrictive to the Company and its Restricted Subsidiaries than the terms and covenants under the First Lien Notes so long as prior to or substantially simultaneously with the issuance of any such Indebtedness, the First Lien Notes and the First Lien Indenture are amended to contain any such more restrictive terms and covenants;

provided further, that such Indebtedness shall have a Stated Maturity date that is the same as or later than that of the First Lien Notes.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and either subject to the Intercreditor Agreement on a substantially identical basis as the holders of such specified Indebtedness or subject to intercreditor agreements providing holders of the Indebtedness intended to have Pari passu Lien Priority with substantially the same rights and obligations that the holders of such specified Indebtedness have pursuant to the Intercreditor Agreement as to the specified Collateral.

“Permitted Holders” means KKR, its Affiliates and the Management Group.

“Permitted Investments” has the meaning set forth in the First Lien Notes Indenture.

“Permitted Liens” means, with respect to any Person:

(1)   pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)   Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)   Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)   Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)   (A) Liens securing Senior Indebtedness permitted to be incurred pursuant to the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that any such Indebtedness has Pari passu Lien Priority relative to the First Lien Notes; provided further that at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 2.75 to 1.0 and (B) Liens securing Indebtedness permitted to be incurred pursuant to clause (e) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on incurrence of indebtedness and issuance of Disqualified Stock and preferred stock”; provided that Liens securing Indebtedness incurred pursuant to clause (e) are solely on acquired property or the assets of the acquired entity;

(7)   Liens existing on the Issue Date (other than Liens in favor of secured parties under the Credit Agreement and First Lien Notes);

(8)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(9)   Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property granted to others in the ordinary course of business so long as such leases and subleases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Company or any Guarantor;

(16) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s client at which such equipment is located;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) the new Lien has no greater priority and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the Convertible Notes and Holders thereof than the original Liens and the related Indebtedness;

(19) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $50.0 million at any one time outstanding; provided that if such Liens attach to Collateral, such Liens have Pari passu Lien Priority relative to the First Lien Notes;

(20) (A) Liens securing Indebtedness Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) Liens securing Indebtedness Incurred pursuant to clause (c)(i) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock and any Refinancing Indebtedness with respect thereto; provided that with respect to clause (A) or (B), the holder of such Lien is a party to or agrees to become party to or bound by the Intercreditor Agreement or intercreditor agreements consistent with the Intercreditor Agreement;”

(21) Liens securing the Convertible Notes and the Management Notes, Refinancing Indebtedness with respect to the Convertible Notes and the Management Notes, Holdings Guaranty, the Subsidiary Guarantees and other guarantees relating thereto and any obligations with respect to such Convertible Notes and Management Notes, Refinancing Indebtedness, Holdings Guaranty, Subsidiary Guarantees or other guarantees;

(22) Liens on the Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Collateral;

(23) Liens to secure Indebtedness of any Foreign Subsidiary permitted by clause (s) of the second paragraph of the covenant entitled “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covering only the assets of such Foreign Subsidiary; and

(24) Liens to secure any Third Lien Indebtedness or any Indebtedness with Junior Lien Priority to the extent such Liens and such Indebtedness are permitted pursuant to the First Lien Notes Indenture.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Company shall, in its sole discretion, classify (but not reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such Lien will be treated as having been incurred pursuant to only one of such clauses.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Receivables Facility” means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Company and the Restricted Subsidiaries pursuant to which the Company and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Refinancing” means the Refinancing as described elsewhere in this prospectus supplement.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard and Poor’s Ratings Group.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, mortgages, deeds of trust, deeds to secure debt, collateral assignments, control agreements and related agreements (including, without limitation, finance statements under the Uniform Commercial Code of the relevant states), as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Senior Indebtedness” means

(a)   all Indebtedness of the Company or any Guarantor outstanding under the Credit Agreement (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

(b)   all Hedging Obligations (and guarantees thereof) permitted to be incurred under the terms of the Indenture;

(c)   any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to First Lien Notes or any Subsidiary Guarantee; and

(d)   all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c).

“Senior Subordinated Notes” means the Company’s 8.25% senior subordinated notes due 2014 outstanding on the Issue Date.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the date of the Indenture or any business that is similar, reasonably related, incidental or ancillary thereto.

“Subordinated Indebtedness” means:

(a)   with respect to the Co-Issuers, any Indebtedness of the Co-Issuers which is by its terms subordinated in right of payment to Convertible Notes, and

(b)   with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor.

“Subsidiary” means, with respect to any Person,

(1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)   any partnership, joint venture, limited liability company or similar entity of which

(x)            more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)           such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Third Lien Indebtedness” means any Indebtedness (other than Convertible Notes, but including any Additional Convertible Notes) that is secured by the Collateral with Pari passu Lien Priority relative to the Convertible Notes or is secured by some of the Collateral with Pari passu Lien Priority relative to the Convertible Notes and is not secured by the balance of the Collateral and with respect to which the holders (or a trustee or agent on behalf of such holders) shall have executed a supplement to the Intercreditor Agreement agreeing to be bound thereby on the same terms applicable to the holders of Convertible Notes.

“Total Assets” means the total assets of the Company and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Unrestricted Subsidiary” means

(1)   any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Company pursuant to the First Lien Indenture); and

(2)   any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

(1)   the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(2)   the sum of all such payments.

“Wholly-Owned Restricted Subsidiary” is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.